UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NISOURCE INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NiSource Inc.

801 E. 86th Avenue — Merrillville, IN 46410 — (877) 647-5990

NOTICE OF ANNUAL MEETING

April 12, 2013

To the Holders of Common Stock of NiSource Inc.:

The annual meeting of the stockholders (the “Annual Meeting”) of NiSource Inc. (the “Company”) will be held at the InterContinental Chicago O’Hare, 5300 N. River Road, Rosemont, IL 60018 on Tuesday, May 14, 2013, at 10:00 a.m., local time, for the following purposes:

(1)	To elect eleven directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed;

(2)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year 2013;

(3)	To consider advisory approval of executive compensation;

(4)	To consider a stockholder proposal regarding action by written consent; and

(5)	To consider a stockholder proposal to establish a policy to end benchmarking Chief Executive Officer (“CEO”) compensation.

All persons who were stockholders of record at the close of business on March 19, 2013 will be entitled to vote at the Annual Meeting.

Please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing, dating and mailing the enclosed proxy card. You may also vote by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the Annual Meeting, you may be able to vote your shares in person, even if you have previously submitted a proxy. See the section “Voting in Person” for specific instructions on voting your shares.

If you plan to attend the Annual Meeting, please so indicate in the space provided on the proxy card or respond when prompted on the telephone or through the Internet.

PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET OR BY PROMPTLY

MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Robert E. Smith

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 14, 2013

The Proxy Statement and 2012 Annual Report to Stockholders

are Available at http://ir.nisource.com/annuals.cfm

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of NiSource Inc. (the “Board”). The common stock, $.01 par value per share, of the Company represented by the proxy will be voted as directed. If you return a signed proxy card without indicating how you want to vote your shares, the shares represented by the accompanying proxy will be voted as recommended by the Board “FOR” all of the nominees for director; “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2013; “FOR” advisory approval of the compensation of the Company’s Named Executive Officers; “AGAINST” the stockholder proposal regarding action by written consent and “AGAINST” the stockholder proposal to establish a policy to end benchmarking CEO compensation.

This Proxy Statement and the accompanying proxy card are first being sent to stockholders on April 12, 2013. The Company will bear the expense of this mail solicitation which may be supplemented by telephone, facsimile, e-mail and personal solicitation by officers, employees, and our agents. To aid in the solicitation of proxies, we have retained Phoenix Advisory Partners for a fee of $9,500 plus reimbursement of expenses. We will also request brokerage houses and other nominees and fiduciaries to forward proxy materials, at our expense, to the beneficial owners of stock held on the record date.

We use the terms “NiSource,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to NiSource Inc.

Who May Vote

Holders of shares of common stock as of the close of business on March 19, 2013 are entitled to notice of and to vote at the Annual Meeting. As of March 19, 2013, 311,794,901 shares of common stock were issued and outstanding. Each share of common stock outstanding on that date is entitled to one vote on each matter presented at the Annual Meeting.

Voting Your Proxy

If you are a “stockholder of record” (that is, if your shares of common stock are registered directly in your name on the Company’s records), you may vote your shares by proxy using any of the following methods:

•	Telephoning the toll-free number listed on the proxy card;

•	Using the Internet site listed on the proxy card; or

•	Marking, dating, signing and returning the enclosed proxy card.

All votes must be received by the proxy tabulator by 11:59 p.m. Eastern Time on May 13, 2013.

If your shares are held in a brokerage account or by a bank or other stockholder of record (herein referred to as a “Broker”), you are considered a “beneficial owner” of shares held in “street name.” As a beneficial owner, you will receive proxy materials and voting instructions from the stockholder of record that holds your shares. You must follow the voting instructions in order to have your shares of common stock voted.

Discretionary Voting by Brokers, Banks and Other Stockholders of Record

If your shares are held in street name and you do not provide the Broker with instructions as to how to vote such shares, your Broker will only be able to vote your shares at their discretion on certain “routine” matters as permitted by New York Stock Exchange (“NYSE”) rules. At this meeting, Brokers will have discretionary authority to vote your shares only with regard to the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2013. We do not believe that Brokers will have discretionary authority to vote your shares with respect to the election of directors, the advisory approval of executive compensation or the stockholder proposals on action by written consent or a policy to end benchmarking CEO compensation. Therefore, it is important that you instruct your Broker or other nominee how to vote your shares.

If you hold your shares in the Company’s 401(k) Plan (“401(k) Plan”) administered by Fidelity Management Trust Company (“Fidelity”), you should instruct Fidelity how to vote your shares by one of the methods discussed in this Proxy Statement. If you do not instruct the 401(k) Plan how to vote your shares by completing and returning the proxy card, or by using the telephone or Internet, or if you sign the proxy card with no further instructions as to how to vote your shares, the 401(k) Plan provides for Fidelity to vote your shares in the same proportion as the shares for which it receives instructions from all other participants, to the extent permitted under applicable law.

Voting in Person

You also may come to the Annual Meeting and vote your shares in person by obtaining and submitting a ballot that will be provided at the meeting. However, if your shares are held in street name by a Broker, then, in order to be able to vote at the meeting, you must obtain an executed proxy from the Broker, indicating that you were the beneficial owner of the shares on March 19, 2013, the record date for voting, and that the Broker is giving you the proxy to vote the shares.

If your shares are held in the 401(k) Plan, you will not be able to vote your shares at the meeting. In order to vote your shares you must provide instructions to Fidelity either by returning your proxy card or by voting via the telephone or internet no later than 11:59 p.m. Eastern Time on May 13, 2013.

Votes cast in person or represented by proxy at the meeting will be tabulated by the inspectors of election.

If you plan to attend the Annual Meeting, please so indicate when you vote so we may send you an admission ticket and make the necessary arrangements. Stockholders who plan to attend the meeting must present picture identification along with an admission ticket or evidence of beneficial ownership.

Revoking Your Proxy

You may revoke your proxy at any time before a vote is taken or the authority granted is otherwise exercised. To revoke a proxy, you may send to the Company’s Corporate Secretary a letter indicating that you want to revoke your proxy or you can supersede your initial proxy by submitting a duly executed proxy bearing a later date, voting by telephone or through the Internet on a later date, or attending the meeting and voting in person. Attending the Annual Meeting will not in and of itself revoke a proxy.

Quorum for the Meeting

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether or not a quorum is present. The inspectors of election will treat abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a Broker holding shares for a beneficial owner does not have authority to vote the shares and has not received instructions from the beneficial owner as to how the beneficial owner would like the shares to be voted.

PROPOSAL I — ELECTION OF DIRECTORS

At the recommendation of the Corporate Governance Committee, the Board has nominated the persons listed below to serve as directors, each for a one-year term, beginning at the Annual Meeting on May 14, 2013 and running until the 2014 Annual Meeting. The nominees include ten independent directors, as defined in the applicable rules of the NYSE, and the President and Chief Executive Officer of the Company. The nominees do not include Ian M. Rolland, who is currently serving as Chairman and will retire from the Board at the Annual Meeting when his current term ends. The Board has determined that it will not fill the vacancy of Mr. Rolland; therefore, upon Mr. Rolland’s retirement, the Board will be reduced by one to eleven directors. The Board does not anticipate that any of the nominees will be unable to serve, but if any nominee is unable to serve, the proxies will be voted in accordance with the judgment of the person or persons voting the proxies.

All of the nominees currently serve on the Board.

The following chart gives information about all nominees (each of whom has consented to being named in the proxy statement and to serving if elected). The dates shown for service as a director include service as a director of the Company and its corporate predecessor.

Vote Required

In order to be elected, each nominee must receive more votes cast in favor of his or her election than against election. Abstentions and broker non-votes will not be voted with respect to the election of directors and therefore will have no effect on the vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

Name, Age and Principal Occupations for Past Five Years and Present Directorships Held	Has Been a Director Since
Richard A. Abdoo, 69	2008

Since May 2004, Mr. Abdoo has been President of R.A. Abdoo & Co. LLC, Milwaukee, Wisconsin, an environmental and energy consulting firm. Prior thereto, Mr. Abdoo was Chairman and Chief Executive Officer of Wisconsin Energy Corporation from 1991 until his retirement in April 2004. He also served as President of Wisconsin Energy Corporation from 1991 to April 2003. Mr. Abdoo is also a director of A.K. Steel Corporation and ZBB Energy Corp.

By virtue of his former positions as Chairman and Chief Executive Officer of a large electric and gas utility holding company, as well as his current positions as director of one other energy-related company and a steel maker that is a major user of energy, Mr. Abdoo has extraordinary expertise and experience with the issues facing the energy industry in general and public utilities in particular. As a former chief executive officer, Mr. Abdoo understands well the issues facing executive management of a major corporation. Mr. Abdoo’s credentials as a registered professional engineer in several states allow him to offer a unique technical perspective on certain issues under consideration by the Board. As a long-time champion of humanitarian and social causes, including on behalf of the Lebanese-American community, Mr. Abdoo brings expertise and understanding with respect to social issues confronting the Company. His commitment to and work on behalf of social causes earned him the Ellis Island Medal of Honor, presented to Americans of diverse origins for their outstanding contributions to their own ethnic groups and to American society.

Aristides S. Candris, 61	2012

Dr. Candris was President and Chief Executive Officer of Westinghouse Electric Company (“Westinghouse”) Pittsburgh, Pennsylvania, a unit of Tokyo-based Toshiba Corp. from July 2008 until his retirement on March 31, 2012. During his 36 years of service at Westinghouse, Dr. Candris served in various positions, including Senior Vice President, Nuclear Fuel from September 2006 to July 2008. Dr. Candris was also on the board of Westinghouse until October 1, 2012 and is a director of Kurion, Inc.

Dr. Candris is a nuclear scientist and engineer and has significant experience gained through leading a global nuclear power company. His knowledge of the electric industry gives him significant insight on the issues impacting the electric utility industry. His experience managing highly technical engineering operations is valuable as we build and maintain facilities to address increasing environmental regulations and make long-term strategic decisions on electric power generation. His technical and management skills are helpful as we build and modernize both our transmission and distribution systems. Dr. Candris’ experience developing customer focused programs and attaining excellence in business processes and behaviors is insightful as we better meet the increasing expectations of customers and regulators. He serves on the Boards of Carnegie Mellon University and Transylvania University. He also serves on the Board of Directors for the World Nuclear Association.

Name, Age and Principal Occupations for Past Five Years and Present Directorships Held	Has Been a Director Since
Sigmund L. Cornelius, 58	2011

From October 2008 until his retirement in January 2011, Mr. Cornelius served as Senior Vice President, Finance and Chief Financial Officer of ConocoPhillips, Houston, Texas, an integrated energy company. During his 30-year tenure at ConocoPhillips, Mr. Cornelius served in various positions, including Senior Vice President, Planning, Strategy and Corporate Affairs from September 2007 to October 2008; Regional President, Exploration & Production-Lower 48 from 2006 to September 2007; and President, Global Gas from 2004 to 2006. Mr. Cornelius served on the board of DCP Midstream L.P. from 2007 to 2008 and is also a director of USEC, Inc., Carbo Ceramics Inc., Western Refining, Inc. and Parallel Energy Inc.

Mr. Cornelius has significant experience in the oil and natural gas industry, which enables him to provide valuable insight on issues impacting our pipeline business. He also has significant experience in exploration, production as well as the midstream business, which is valuable to us as we expand our presence in the Utica and Marcellus Shale gas plays. In addition, as the former Chief Financial Officer of a public company, he has extensive experience and skills in the areas of corporate finance, accounting, strategic planning and risk oversight.

Michael E. Jesanis, 56	2008

Since November 2007, Mr. Jesanis has been a principal with Serrafix, Boston, Massachusetts, a firm providing energy efficiency consulting and implementation services, principally to municipalities. From July 2004 through December 2006, Mr. Jesanis was President and Chief Executive Officer of National Grid USA, a natural gas and electric utility, and a subsidiary of National Grid plc, of which Mr. Jesanis was also an Executive Director. Prior to that, Mr. Jesanis was Chief Operating Officer of National Grid USA from January 2001 to July 2004. Mr. Jesanis also is a director of Ameresco, Inc.

By virtue of his former positions as President and Chief Executive Officer, Chief Operating Officer and, prior thereto, Chief Financial Officer of a major electric and gas utility holding company, as well as his current role with an energy efficiency consulting firm, Mr. Jesanis has extraordinarily broad and deep experience with regulated utilities. He has strong financial acumen and extensive managerial experience, having led modernization efforts in the areas of operating infrastructure improvements, customer service enhancements and management-team development. Mr. Jesanis also demonstrates a commitment to education as the former chair of the board of a college and a current trustee (and chair of the audit committee) of a university. As a result of his former senior managerial roles and his non-profit board service, Mr. Jesanis also has particular expertise with board governance issues.

Name, Age and Principal Occupations for Past Five Years and Present Directorships Held	Has Been a Director Since
Marty R. Kittrell, 56	2007

In February 2011, Mr. Kittrell retired as Executive Vice President & Chief Financial Officer of Dresser, Inc., (“Dresser”) Addison, Texas, after serving in that capacity since December 2007. Dresser, a worldwide leader in providing highly engineered products for the global energy industry, was acquired by General Electric in February 2011. Prior to joining Dresser, Mr. Kittrell was Executive Vice President and Chief Financial Officer of Andrew Corporation from October 2003 to December 2007. Mr. Kittrell is also a director of On Assignment, Inc.

Mr. Kittrell brings to the Board over 25 years of experience as a Chief Financial Officer. He has served in the role of Chief Financial Officer at several public companies. As a result of this experience, he has significant expertise with financial reporting issues facing the Company, including Securities and Exchange Commission reporting, and Sarbanes-Oxley internal control design and implementation. His recent position with a company that supplies infrastructure products to the energy industry gives Mr. Kittrell a particular familiarity with the issues facing the Company’s gas transmission and storage and gas distribution businesses. Mr. Kittrell also has extensive experience with mergers and acquisitions and capital markets transactions. He formerly practiced accounting with a national accounting firm and is an active member of the American Institute of CPAs, the National Association of Corporate Directors, and Financial Executives International. Mr. Kittrell also shows a commitment to education through his service on the board of trustees of a university.

W. Lee Nutter, 69	2007

Prior to his retirement in 2007, Mr. Nutter was Chairman, President and Chief Executive Officer of Rayonier, Inc., Jacksonville, Florida, a leading supplier of high performance specialty cellulose fibers and owner of timberlands and other higher value land holdings. Mr. Nutter was a director of Rayonier, Inc. from 1996 to 2009. He is also a director of Republic Services Inc. and the non-executive Chairman of J.M. Huber Corporation. He is also a member of the Advisory Board at the University of Washington Foster School of Business.

Mr. Nutter’s former positions as Chairman and Chief Executive Officer of a forest products company, and his current positions as director of one company engaged in waste management and another involved in the forest products and energy industries, give him a particular familiarity with the issues involved in managing natural resources. These issues include compliance with environmental laws and exercising responsible environmental stewardship. Mr. Nutter also has an extensive background and familiarity in human resource and compensation issues, which complements well his service as chair of the Company’s Officer Nomination and Compensation Committee. In addition, as a former Chief Executive Officer, Mr. Nutter understands how to address the complex issues facing major corporations.

Name, Age and Principal Occupations for Past Five Years and Present Directorships Held	Has Been a Director Since
Deborah S. Parker, 60	2007

Ms. Parker joined Alstom Power, a business segment of Alstom, in April 2011 and is currently serving as Senior Vice President, Quality and Environmental, Health and Safety. Alstom Power is a global leader in power generation located in Zurich, Switzerland. From April 2008 until April 2011, Ms. Parker was President and Chief Executive Officer of International Business Solutions, Inc. (“IBS”), Washington, D.C., a provider of strategic planning and consulting services to profit and not-for-profit organizations. Before joining IBS, Ms. Parker was Executive Vice President and Chief Operations Officer of the National Urban League from July 2007 through April 2008. Prior thereto, Ms. Parker served in numerous operating positions, including Vice President of Global Quality at Ford Motor Company. During her tenure at Ford, Ms. Parker also served as Chief Executive Officer and Group Managing Director at Ford Motor Company of Southern Africa (Pty) Ltd. from September 2001 to December 2004.

Ms. Parker brings a unique combination of community development and industrial management experience to the Board. As a Senior Vice President of quality, environmental, health and safety of a global power generation firm, she brings knowledge and understanding of operations, health and safety issues that are valuable to us as we execute on our commitment to increase our investment in environmental projects and focus on safety. As a former Chief Executive Officer of a consulting firm and Chief Operating Officer of a national civil rights organization dedicated to economic empowerment of historically underserved urban communities, Ms. Parker brings expertise and understanding with respect to the social and economic issues confronting the Company and the communities it serves. As a result of her 23-year career at a global manufacturing company, Ms. Parker has extensive experience managing industrial operations, including turning around several struggling business units, finding innovative solutions to management and union issues, implementing quality control initiatives and rationalizing manufacturing and inventory. This experience positions her well to provide valuable insights on the Company’s operations and processes, as well as on social issues confronting the Company.

Robert C. Skaggs, Jr., 58	2005

Chief Executive Officer of the Company since July 2005. President of the Company since October 2004. Prior thereto, Mr. Skaggs served as Executive Vice President, Regulated Revenue from October 2003 to October 2004; President of Columbia Gas of Ohio, Inc. from February 1997 to October 2003; President of Columbia Gas of Kentucky, Inc. from January 1997 to October 2003; President of Bay State Gas Company and Northern Utilities from November 2000 to October 2003; and President of Columbia Gas of Virginia, Inc., Columbia Gas of Maryland, Inc. and Columbia Gas of Pennsylvania, Inc. from December 2001 to October 2003.

The Board believes it is important that the Company’s Chief Executive Officer serve on the Board. Mr. Skaggs has a unique understanding of the challenges and issues facing the Company. During his nearly 31 years with the Company, he has served in a variety of positions across the organization, including the legal and finance departments, President of a number of our gas distribution subsidiaries, Executive Vice President, Regulated Revenue, where he was responsible for developing regulatory strategies and leading external relations across all of our energy distribution markets, as well as our interstate pipeline system. He also led regulated commercial activities, including large customer and marketer relations, energy supply services, as well as federal governmental relations. This wide and deep experience provides an incomparable knowledge of the Company’s operations, our markets and our people. Over the course of his career, Mr. Skaggs has been involved in a wide array of community-based organizations as well as a number of industry organizations, further providing him with a valuable perspective on the communities the Company serves and the issues facing our industry. He served as Chairman of the American Gas Association in 2010.

Name, Age and Principal Occupations for Past Five Years and Present Directorships Held	Has Been a Director Since
Teresa A. Taylor, 49	2012

Ms. Taylor served as Chief Operating Officer of Qwest Communications, Inc., (“Qwest”) Denver, Colorado, from August 2009 to April 2011. Prior thereto, she was Executive Vice President, Business Markets Group from January 2008 to April 2009 and served as Executive Vice President and Chief Administrative Officer from December 2005 to January 2008. Ms. Taylor served in various positions with Qwest and the former US West since 1987. Ms. Taylor also is a director of First Interstate BancSystem, Inc.

In her position as Chief Operating Officer, Ms. Taylor was responsible for the daily operations of a publicly traded telecommunications company. In this role, she led a senior management team responsible for field support, technical development, sales, marketing, customer support and information technology systems. During her 24-year tenure with Qwest and US West, she held various leadership positions responsible for strategic planning and execution, sales, marketing, product development, human resources, corporate communications and social responsibility. Ms. Taylor is keenly aware of the technical and managerial skills necessary to operate a customer service company in a complex regulatory and competitive business environment. This experience will provide valuable insights to the Company as it operates in multiple regulatory environments and develops products and customer service programs to meet the expectations of our customers.

Richard L. Thompson, 73	2004

Prior to his retirement in 2004, Mr. Thompson was Group President, Caterpillar Inc., Peoria, Illinois, a leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. Mr. Thompson also is a director of Gardner Denver, Inc. and lead director of Lennox International, Inc.

In his prior role as Group President of a large, publicly traded manufacturing company, Mr. Thompson had responsibility for its gas turbine and reciprocating engine business, as well as research and development activities. By virtue of this and prior positions, and his current directorships at two other companies serving the energy and utility industries, Mr. Thompson possesses significant experience in energy issues generally and gas turbine electric power generation and natural gas pipeline compression in particular. He is a graduate electrical engineer with experience in electrical transmission system design and generation system planning. This experience provides Mr. Thompson a valuable understanding of technical issues faced by the Company.

Name, Age and Principal Occupations for Past Five Years and Present Directorships Held	Has Been a Director Since
Carolyn Y. Woo, 58	1998

Since January 2012, Dr. Woo has been President and Chief Executive Officer of Catholic Relief Services, the international humanitarian agency of the Catholic community in the United States. Prior thereto, Dr. Woo was Martin J. Gillen Dean and Ray and Milann Siegfried Professor of Entrepreneurial Studies, Mendoza College of Business, University of Notre Dame, Notre Dame, Indiana. Dr. Woo is also a director of AON Corporation and was a director of Circuit City, Inc. until 2009.

Dr. Woo’s current position as President and Chief Executive Officer of an international organization provides her with knowledge and experience in managing a large organization. Her experience as the dean of a major business school and her experience as a professor of entrepreneurship provided her a deep understanding of business principles and extensive expertise with management and strategic planning issues. Through her current and previous service on the boards of directors, audit committees and compensation committees of a number of public companies, including a global reinsurance and risk management consulting company, a pharmaceutical distribution company, an international automotive manufacturer, a financial institution and a major electronics retailer, Dr. Woo has developed an excellent understanding of corporate governance, internal control, financial and strategic analysis and risk management issues. Dr. Woo is a leader in the areas of corporate social responsibility and sustainability, which adds an important perspective to the Company. She is also a current and past board member of several non-profit organizations, including an international relief organization, a global business school accreditation organization, leadership development organizations and an educational organization. This commitment to social and educational organizations provides Dr. Woo with an additional important perspective on the various community and social issues confronting the Company in the various communities that the Company serves.

CORPORATE GOVERNANCE

Director Independence

Under the NiSource Corporate Governance Guidelines, a substantial majority of our Board must be comprised of “independent directors.” In order to assist the Board in making its determination of director independence, the Board has adopted categorical standards of independence consistent with the standards contained in Section 303A.02(b) of the NYSE Corporate Governance Listing Standards. These categorical standards of independence are listed in the Company’s Corporate Governance Guidelines, a copy of which can be found on our website at http://ir.nisource.com/governance.cfm.

The Board has affirmatively determined that all of the members of the Board (except Mr. Skaggs) and all nominees (except Mr. Skaggs) are “independent directors” as defined in Section 303A.02(b) of the NYSE Listing Standards and meet the standards for independence set by the Board.

Policies and Procedures with Respect to Transactions with Related Persons

We have established policies and procedures with respect to the review, approval and ratification of any transactions with related persons as set forth in the Audit Committee Charter and the Code of Business Conduct.

Under its Charter, the Audit Committee is charged with the review of reports and disclosures of insider and affiliated party transactions. Under the Code of Business Conduct, the following situations must be reviewed if they involve a direct or indirect interest of any director, executive officer or employee (including immediate family members):

•

owning more than a 10% equity interest or a general partner interest in any entity that transacts business with the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

•

selling anything to the Company or buying anything from the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

•	consulting for or being employed by a competitor; and

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member.

Related party transactions requiring review under the Code of Business Conduct are annually reviewed and ratified by the Audit Committee. Directors, individuals subject to Section 16 of the Securities Exchange Act of 1934 (Section 16 Officers) and senior executive officers are expected to raise any potential transactions involving a conflict of interest that relates to them with the Audit Committee so that they may be reviewed in a prompt manner.

Executive Sessions of Non-Management Directors

To promote open discussion among the non-management directors, the Board schedules regular executive sessions at meetings of the Board and each of its Committees. All non-management directors are also members of the Corporate Governance Committee. The non-management members met separately from management five times in 2012. Mr. Ian M. Rolland, the Chairman of the Board, served as lead, or presiding, director at the executive sessions of the non-management directors. All of the non-management members are “independent directors.”

Communications with the Board and Non-Management Directors

Stockholders and other interested persons may communicate any concerns they may have regarding the Company as follows:

•

Communications to the Board may be made to the Board generally, any director individually, the non-management directors as a group or the lead director of the non-management group in the event one is chosen, by writing to the following address:

NiSource Inc.

Attention: [Board of Directors]/[Board Member]/[Non-management Directors]/[Lead Director]

c/o Corporate Secretary

801 East 86th Avenue

Merrillville, Indiana 46410

•

The Audit Committee has approved procedures with respect to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters. Communications regarding such matters may be made by contacting the Company’s Ethics and Compliance Officer at ethics@nisource.com, calling the business ethics hotline at 1-800-457-2814, or writing to:

NiSource Inc.

Vice President, Ethics and Compliance and Deputy General Counsel

801 East 86th Avenue

Merrillville, Indiana 46410

Code of Business Conduct

The Company has adopted a Code of Business Conduct (the “Code”) to promote (i) ethical behavior including the ethical handling of conflicts of interest, (ii) full, fair, accurate, timely and understandable financial disclosure, (iii) compliance with applicable laws, rules and regulations, (iv) accountability for adherence to the Code and (v) prompt internal reporting of violations of the Code. The Code satisfies applicable Securities and Exchange Commission (“SEC”) and NYSE requirements and applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and controller) as well as employees of the Company and its affiliates. A copy of the Code is available on our website at http://ir.nisource.com/governance.cfm and will be provided to any stockholder who requests it in writing from the Company’s Corporate Secretary.

Any waiver of the Code for any director, Section 16 Officer or senior executive may be made only by the Audit Committee of the Board and must be promptly disclosed to the extent and in the manner required by the SEC or the NYSE and posted on the Company’s website. No waivers have been granted under the Code.

Corporate Governance Guidelines

The Corporate Governance Committee is responsible for annually reviewing and reassessing the Corporate Governance Guidelines and will submit any recommended changes to the Board for its approval. A copy of the Corporate Governance Guidelines can be found on our website at http://ir.nisource.com/governance.cfm and will be provided to any stockholder who requests it in writing from the Company’s Corporate Secretary.

Board Leadership Structure and Risk Oversight

The Company’s Corporate Governance Guidelines state that the Company should remain free to configure leadership of the Board in the way that best serves the Company’s interests at the time and, accordingly, the Board has no fixed policy with respect to combining or separating the offices of Chairman and CEO. If the Chairman is not an independent director, the Board will choose a lead director to serve as chair of the Corporate Governance Committee and as the presiding director for purposes of the NYSE rules.

Since late 2006, the offices of Chairman and CEO of the Company have been held by different individuals, with the Chairman being an independent director. In deciding to separate the offices, the Board believed that having a director with a long tenure serve as Chairman would help ensure continuity and stability. The Board believes that the independent Chairman arrangement continues to serve the Company well.

The Board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, energy supply, financing and capital investments. The Board administers its oversight function through utilization of its various committees, as well as through a Risk Management Committee, consisting of members of the Company’s senior management, which is responsible for the risk management process. Senior management provides an annual report on our risks to the Board. The Audit Committee discusses with management and the independent auditor the effect of regulatory and accounting initiatives on the Company’s financial statements and is responsible for overseeing the risk management program generally. In addition, the Finance Committee, Officer Nomination and Compensation (“ONC”) Committee and the Environmental, Safety and Sustainability (“ESS”) Committee are each charged with overseeing the risks associated with their respective areas of responsibility. The Audit Committee receives regular updates on the activities of the Risk Management Committee and any significant policy breach, if one were to occur.

Meetings and Committees of the Board

The Board met five times during 2012. Each director attended at least 81% of the total number of the Company’s Board meetings and the meetings of the committees of which he or she was a member. Pursuant to the Company’s Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting. All incumbent directors attended the 2012 Annual Meeting of Stockholders with the exception of Dr. Woo.

The Board has established five standing committees to assist the Board in carrying out its duties: the Audit Committee; the Corporate Governance Committee; the ESS Committee; the Finance Committee; and the ONC Committee. The Board also appointed two special committees, the Pricing Committee and the Search Committee, in carrying out its duties in 2012. The Board evaluates the structure and membership of its committees on an annual basis and appoints the independent members of the Board to serve on the committees and elects committee chairs following the Annual Meeting of Stockholders. The following tables show the composition of each Board committee before and after the 2012 Annual Meeting. Mr. Skaggs does not serve on any committee but is invited to attend the various committee meetings.

Board Committee Composition — May 10, 2011 through May 15, 2012

Director	Audit		Corporate Governance		ESS		Finance		ONC
Richard A. Abdoo			X				X		X
Steven C. Beering			X		X				X
Sigmund L. Cornelius	X		X				X
Michael E. Jesanis	X		X		X
Marty R. Kittrell	X	*	X				X
W. Lee Nutter			X				X		X	*
Deborah S. Parker	X		X		X
Ian M. Rolland	X		X	*			X
Richard L. Thompson	X		X				X	*
Carolyn Y. Woo			X		X	*			X

*	Chairperson

Board Committee Composition — Beginning May 15, 2012

Director	Audit		Corporate Governance		ESS		Finance		ONC
Richard A. Abdoo			X				X	*	X
Aristides S. Candris	X		X		X
Sigmund L. Cornelius	X		X				X
Michael E. Jesanis	X		X		X	*
Marty R. Kittrell	X	*	X				X
W. Lee Nutter			X				X		X	*
Deborah S. Parker	X		X		X
Ian M. Rolland	X		X	*			X
Teresa A. Taylor			X				X		X
Richard L. Thompson			X				X		X
Carolyn Y. Woo			X		X				X

*	Chairperson

Audit Committee

The Audit Committee met ten times in 2012. Among other things, the Audit Committee is responsible for monitoring:

•	integrity of the Company’s financial statements;

•	the independent auditors’ qualifications and independence;

•	performance of the Company’s internal audit function and the independent auditors; and

•	compliance by the Company with legal and regulatory requirements.

The charter for the Audit Committee can be found on our website at http://ir.nisource.com/governance.cfm and will be provided to any stockholder who requests it in writing from the Company’s Corporate Secretary.

The Board has determined that all of the members of the Audit Committee are independent as defined under the applicable NYSE and SEC rules and meet the additional independence standard set forth in the Corporate Governance Guidelines. The Audit Committee has reviewed and approved the independent registered public accountants, both for 2012 and 2013, and the fees relating to audit services and other services performed by them.

For more information regarding the Audit Committee, please see “Audit Committee Report” below.

Corporate Governance Committee

The Corporate Governance Committee met five times in 2012. The Committee is responsible for:

•	recommending to the Board the compensation of directors;

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board director nominees for election at the next Annual Meeting of the stockholders;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company; and

•	overseeing the evaluation of the performance of the Board, the CEO and the CEO’s executive direct reports.

Pursuant to the Corporate Governance Guidelines, the Committee, with the assistance of the ONC Committee and its independent compensation consultant, reviews the amount and composition of director compensation from time to time and makes recommendations to the Board when it concludes changes are needed. The Committee is also responsible for evaluating the performance of the CEO and his executive direct reports. The Committee reviews and approves the Company’s goals and objectives relevant to the CEO and his executive direct reports and evaluates their performance in light of those goals and objectives and after receiving input from the Board. The Chair of the Committee reports the Committee’s findings to the ONC Committee, which uses these findings to set the compensation of the CEO and his executive direct reports.

The Committee identifies and screens candidates for director and makes its recommendations for director to the Board as a whole. The Committee has the authority to retain a search firm to help it identify director candidates to the extent it deems necessary or appropriate. The Committee appointed a sub-committee of directors (the “Search Committee”) to assist with the evaluation of the candidates identified by Russell Reynolds Associates Inc., a third party search firm engaged by the Committee, in conjunction with identification of candidates for election in 2012. During 2012, Messrs. Jesanis, Kittrell and Rolland and Ms. Parker served for a portion of the year on the Search Committee which met two times during 2012. The Search Committee did not meet to consider any candidates for election in 2013.

In considering candidates for director, the Committee considers the nature of the expertise and experience required for the performance of the duties of a director of a company engaged in our businesses, as well as each candidate’s relevant business, academic and industry experience, professional background, age, current employment, community service and other board service. Pursuant to the Corporate Governance Guidelines, the Committee also considers the racial, ethnic and gender diversity of the Board. The Committee seeks to identify and recommend candidates with a reputation for and record of integrity and good business judgment who: have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated, are effective in working in complex collegial settings, are free from conflicts of interest that could interfere with a director’s duties to the Company and its stockholders and are willing and able to make the necessary commitment of time and attention required for effective service on the Board. The Committee also takes into account the candidate’s level of financial literacy. The Committee monitors the mix of skills and experience of the directors in order to assess whether the Board has the necessary tools to perform its oversight function effectively. The Committee also assesses the diversity of the Board as part of its annual self-assessment process. The Committee will consider nominees for directors recommended by stockholders and will use the same criteria to evaluate candidates proposed by stockholders.

The Board has determined that all of the members of the Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines.

The charter for the Committee can be found on our website at http://ir.nisource.com/governance.cfm and will be provided by the Company to any stockholder who requests it in writing from the Company’s Corporate Secretary.

For information on how to nominate a person for election as a director at the 2014 Annual Meeting, please see the discussion under the heading “Stockholder Proposals and Nominations for 2014 Annual Meeting.”

Environmental, Safety and Sustainability Committee

The ESS Committee met six times during 2012. This Committee reviews the results of environmental compliance of the Company and considers environmental public policy issues as well as health and safety issues affecting the Company. The charter for the Committee can be found on our website at http://ir.nisource.com/governance.cfm and will be provided to any stockholder who requests it in writing from the Company’s Corporate Secretary.

Finance Committee

The Finance Committee met five times during 2012. This Committee is responsible for overseeing and monitoring the financial plans of the Company, capital structure and financial risk. The charter for the Committee can be found on our website at http://ir.nisource.com/governance.cfm and will be provided to any stockholder who requests it in writing from the Company’s Corporate Secretary.

Officer Nomination and Compensation Committee

The ONC Committee met six times in 2012. The charter for the Committee can be found on our website at http://ir.nisource.com/governance.cfm and will be provided to any stockholder who requests it in writing from the Company’s Corporate Secretary. Pursuant to the charter, this Committee advises the Board with respect to nomination, evaluation, compensation and benefits of the Company’s executives. In that regard, the Committee:

•	approves the CEO’s compensation based on the Corporate Governance Committee’s report on its evaluation of the CEO’s performance;

•	approves the compensation of the CEO’s executive direct reports;

•	makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans;

•	reviews and approves periodically a general compensation policy for other officers of the Company and officers of its principal affiliates;

•	recommends Company officer candidates for election by the Board;

•	oversees the evaluation of management; and

•	produces the ONC Committee Report on Executive Compensation included in this proxy statement.

The ONC Committee reviews the compensation of our CEO and his executive direct reports each year. In determining the compensation of the CEO and his executive direct reports, the Committee takes into consideration the Corporate Governance Committee’s evaluation of each of their individual performance. When considering changes in compensation for the Named Executive Officers, the Committee also carefully considers input from the Senior Vice President, Human Resources and Exequity LLP, an executive compensation consulting firm that the Committee engaged to advise it with respect to executive compensation design, comparative compensation practices and compensation matters relating to the Board. Exequity LLP provides no other services to the Company.

All of the directors serving on the Committee are (i) independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines and the additional standard for compensation committees that takes effect later this year, (ii) “non-employee directors” as defined under Rule 16b-3 of the Securities Exchange Act of 1934 (“Exchange Act”), and (iii) “outside directors” as defined by Section 162(m) of the Internal Revenue Code.

Pricing Committee

The Pricing Committee was appointed as a special committee in 2012 to review and approve the issuance of debt in 2012. Messrs. Kittrell, Rolland and Thompson served on this Committee which met one time in 2012.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks.

DIRECTOR COMPENSATION

Director Compensation.    We use a combination of cash and stock-based awards to attract and retain highly qualified candidates to serve on the Board. Only non-employee directors receive director compensation. Therefore, since Mr. Skaggs is an employee of the Company, he does not receive compensation for his service as a Board member.

We currently pay each director who is not an employee of the Company an annual retainer of $190,000, consisting of $82,500 in cash and an award of restricted stock units valued at $107,500 at the time of the award. The cash retainer is paid in arrears in four equal installments at the end of each calendar quarter.

The restricted stock units are awarded annually and the number of restricted stock units is determined by dividing the value of the grant by the closing price of the Company’s common stock on the date of grant. Restricted stock units are granted to directors under the NiSource Inc. 2010 Omnibus Incentive Plan (“Omnibus Plan”) which was approved by the stockholders in May 2010.

The Board also provides additional compensation to those directors who take on additional responsibilities and serve as the chair of a Board committee. The annual committee chair fees are: Audit Committee $20,000; ONC Committee $20,000; Finance Committee $20,000 and ESS Committee $15,000. The Chairman of the Board, who also serves as the chair of the Corporate Governance Committee, receives additional annual compensation of $135,000 per year. Fees paid to the Chairman of the Board and the committee chairs are paid in cash in four equal installments in arrears. Fees are prorated based on when Board and committee service begins or ends.

Omnibus Plan.    The Omnibus Plan permits equity awards to be made to non-employee directors in the form of incentive and non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards. Terms and conditions of awards to non-employee directors are determined by the Board prior to grant. Since May 10, 2010, awards to directors have been made from the Omnibus Plan. Awards of restricted stock units associated with periods prior to June 1, 2011, vested immediately but are not distributed in shares of common stock until after the director terminates or retires from the Board. As of June 1, 2011, the awards of restricted stock units vest and are payable in shares of common stock on the earlier of (a) the last day of the director’s annual term for which the restricted stock units are awarded or (b) the date that the director separates from service due to a “Change in Control” (as defined in the Omnibus Plan); provided, however, that in the event that director separates from service prior to such time as a result of “Retirement” (defined as the cessation of services after providing a minimum of five continuous years of service as a member of the Board), death or “Disability” (as defined in the Omnibus Plan), the director’s restricted stock unit awards shall pro-rata vest in an amount determined by using a fraction, where the numerator shall be the number of full or partial calendar months elapsed between the grant date and the date of the director’s Retirement, death or Disability, and the denominator of which shall be the number of full or partial calendar months elapsed between the grant date and the last day of the director’s annual term for which the director is elected that corresponds to the year in which the restricted stock units are awarded. The vested restricted stock units awarded as of June 1, 2011 are payable as soon as practicable following vesting except as otherwise provided pursuant to the non-employee director’s prior election to defer distribution.

With respect to restricted stock units that have not been distributed, additional restricted stock units are credited to each non-employee director to reflect dividends paid to stockholders on common stock. The restricted stock units have no voting or other stock ownership rights and are payable in shares of the Company’s common stock upon distribution.

Director Stock Ownership.    The Board maintains stock ownership requirements for its directors that are included in the Corporate Governance Guidelines. Within five years of becoming a non-employee director or adoption of these ownership requirements in 2008, whichever is later, each non-employee director is required to hold an amount of Company stock with a value equal to five times the annual cash retainer paid to directors by the Company. Company stock that counts towards satisfaction of this requirement includes shares purchased on the open market, awards of restricted stock or restricted stock units through the prior Non-Employee Director Stock Incentive Plan or Omnibus Plan, and shares beneficially owned in a trust or by a spouse or other immediate family member residing in the same household.

Each director has a significant portion of his or her compensation directly aligned with long-term stockholder value. Fifty-six percent (56%) of the Board’s annual retainer is awarded in restricted stock units, which are converted into common stock when distributed to the director. The directors are also required to accumulate and hold five times their annual cash retainer in our common stock which is designed to align their compensation with long-term shareholder value.

The table below shows the number of shares of common stock beneficially owned by each non-employee director, the number of non-voting restricted stock units that have been awarded, and the combined total as of February 28, 2013.

Name	Shares of Common Stock	Non-Voting Restricted Stock Units(1)	Total Number of Shares of Common Stock and Non-Voting Restricted Stock Units(1)
Richard A. Abdoo	15,000	29,125	44,125
Aristides S. Candris	2,000	4,408	6,408
Sigmund L. Cornelius	3,235	4,408	7,643
Michael E. Jesanis	4,062	24,946	29,008
Marty R. Kittrell	6,062	30,788	36,850
W. Lee Nutter	114,062	30,788	144,850
Deborah S. Parker	—	34,101	34,101
Ian M. Rolland(2)	26,777	66,791	93,568
Teresa A. Taylor	—	4,408	4,408
Richard L. Thompson	9,062	44,658	53,720
Carolyn Y. Woo	8,062	56,726	64,788

(1)	The number includes non-voting restricted stock units provided in accordance with the Non-Employee Director Stock Incentive Plan and the Omnibus Plan.

(2)	The number of shares owned by Mr. Rolland includes 9,277 shares owned by the Ian and Miriam Rolland Foundation over which Mr. Rolland maintains investment control, but of which Mr. Rolland disclaims beneficial ownership.

Director Compensation

The table below sets forth all compensation earned by our non-employee directors in 2012. Mr. Skaggs is the Company’s only employee director and does not receive any separate compensation for his service on the Board.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Richard A. Abdoo	95,027	107,500	202,527
Steven C. Beering(3)	30,827	—	30,827
Aristides S. Candris(4)	51,895	107,500	159,395
Sigmund L. Cornelius	82,500	107,500	190,000
Michael E. Jesanis	91,895	107,500	199,395
Marty R. Kittrell	102,500	107,500	210,000
W. Lee Nutter	102,500	107,500	210,000
Deborah S. Parker	82,500	107,500	190,000
Ian M. Rolland	217,500	107,500	325,000
Teresa A. Taylor(4)	51,895	107,500	159,395
Richard L. Thompson	89,973	107,500	197,473
Carolyn Y. Woo	88,105	107,500	195,605

(1)	The fees shown include the annual cash retainer fee paid throughout the year to each director and Board and committee chair fees.

(2)	This column shows the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the restricted stock units granted in 2012 based on the closing market price of the Company’s common stock on the NYSE at the date of grant. Each non-employee director who was elected in May 2012 received a grant of restricted stock units valued at $107,500 which was equal to approximately 4,285 stock units valued at $25.09 per share.

(3)	Dr. Beering retired from the Board on May 15, 2012.

(4)	Dr. Candris and Ms. Taylor were elected to the Board on May 15, 2012 so they only received a pro-rata portion of their respective cash retainer.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about those persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding
T. Rowe Price Associates, Inc.(1)	19,357,283	6.2%
100 East Pratt Street Baltimore, MD 21202

BlackRock, Inc.(2)	18,243,837	5.9%
40 East 52nd Street New York, NY 10022

The Vanguard Group, Inc.(3)	18,134,255	5.9%
100 Vanguard Blvd. Malvern, PA 19355

JPMorgan Chase & Co.(4)	17,240,348	5.5%
270 Park Avenue New York, NY 10017

State Street Corporation(5)	15,598,293	5.0%
One Lincoln Street Boston, MA 02111

(1)	As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of T. Rowe Price Associates, Inc. on February 14, 2013. These securities are owned by various individual investors to which T. Rowe Price Associates, Inc. serves as investment advisor. T. Rowe Price Associates, Inc. has sole voting power with respect to 5,552,647 shares and sole dispositive power with respect to 19,357,283 of the shares reported as beneficially owned. T. Rowe Price Associates, Inc. expressly disclaims that it is the beneficial owner of these securities.

(2)	As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of BlackRock, Inc. on February 4, 2013. These securities are owned by various individual investors to which BlackRock, Inc. serves as investment advisor. BlackRock, Inc. has sole voting and sole dispositive power with respect to all the shares reported as beneficially owned.

(3)	As reported on a statement on Schedule 13G filed with the SEC on behalf of The Vanguard Group, Inc., on February 7, 2013. These securities are owned by various individual investors to which The Vanguard Group, Inc. serves as investment advisor. The Vanguard Group, Inc. has sole voting power with respect to 717,515 shares and sole dispositive power with respect to 17,637,112 shares reported as beneficially owned.

(4)	As reported on a statement on Schedule 13G filed with the SEC on behalf of JPMorgan Chase & Co. on January 29, 2013. These securities are owned by various individual investors to which JPMorgan Chase & Co. serves as investment advisor. JPMorgan Chase & Co. has sole voting power with respect to 15,627,343 shares and sole dispositive power with respect to 17,013,049 shares reported as beneficially owned.

(5)	As reported on a statement on Schedule 13G filed with the SEC on behalf of State Street Corporation on February 8, 2013. State Street Corporation has shared voting power and shared dispositive power with respect to all of the shares reported as beneficially owned.

The following table contains information about the beneficial ownership of the Company’s common stock as of February 28, 2013 for each of the directors, nominees and Named Executive Officers, and for all directors and executive officers as a group. Beneficial ownership reflects sole voting and sole investment power, unless otherwise noted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
Richard A. Abdoo	15,000
Aristides S. Candris	2,000
Sigmund L. Cornelius	3,235
Joseph Hamrock	—
Carrie J. Hightman	56,392
Michael E. Jesanis	4,062
Marty R. Kittrell	6,062
W. Lee Nutter	114,062
Deborah S. Parker	—
Ian M. Rolland(2)	26,777
Robert C. Skaggs, Jr.(3)(4)	733,789
Stephen P. Smith	118,742
Jimmy D. Staton	173,994
Teresa A. Taylor	—
Richard L. Thompson	9,062
Carolyn Y. Woo	8,062
All directors and executive officers as a group (20 persons)	1,439,943

(1)	The number of shares owned includes shares held in the Company’s Dividend Reinvestment and Stock Purchase Plan, shares held in the 401(k) Plan, shares held in our Employee Stock Purchase Plan, and restricted shares awarded under the 1994 Long-Term Incentive Plan, Non-Employee Director Stock Incentive Plan and Omnibus Plan. The percentages of common stock owned by any director or Named Executive Officer, or all directors and executive officers as a group, does not exceed one percent of the common stock outstanding as of February 28, 2013.

(2)	The number of shares owned by Mr. Rolland includes 9,277 shares owned by the Ian and Miriam Rolland Foundation over which Mr. Rolland maintains investment control, but for which Mr. Rolland disclaims beneficial ownership.

(3)	The totals include 220,312 shares for which Mr. Skaggs has a right to acquire beneficial ownership within 60 days after February 28, 2013.

(4)	The number of shares reported for Mr. Skaggs includes shares owned by the Robert C. Skaggs, Jr. Irrevocable Trust over which Mr. Skaggs maintains investment control and the Kimberly M. Skaggs Irrevocable Trust over which Mr. Skaggs’ spouse maintains investment control.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview of our 2012 Executive Compensation Program

Compensation Practices

The primary objectives of our compensation program are to attract, retain and motivate highly qualified executives.

The principal elements of compensation we provide to our executives are: base salary, annual short-term performance-based cash incentives and long-term performance-based equity incentive awards (taken together these three elements are referred to as “total compensation”).

We generally target total compensation to be competitive with the compensation of executives at companies within our peer group of companies (the “Comparative Group”) having similar roles and responsibilities.

We use short and long-term performance-based compensation to incent our executives to meet and exceed the short and long-term business objectives of the Company.

We use 100% performance-based equity compensation for our annual long-term equity incentive awards as a means to align the interests of our executives with those of our stockholders. We also occasionally use special awards of time-vested restricted stock and restricted stock units to attract and retain executive talent, promote management continuity and reward outstanding performance.

We employ leading governance practices, such as clawback policies and stock ownership guidelines, and we conduct an annual risk assessment of the Company’s compensation practices.

In addition, our executive officers are permitted to trade shares only within limited quarterly trading windows, and they are prohibited from engaging in hedging or short sales of the Company’s equity securities.

Finally, when making decisions about our executive compensation program, we take into account the stockholders’ view of such matters. In 2012, 94% of our investors voted in favor of our Say on Pay Proposal at our Annual Meeting. No changes were made to our executive compensation program as a result of the stockholder vote.

Company Performance

2012 was another year of significant achievement for the Company. We experienced another industry leading year in stock price appreciation and total shareholder return. We delivered total shareholder return of approximately 8.5% in 2012, including a dividend increase of more than 4%, outperforming the major utility indices for the fourth consecutive year. Additionally, we generated earnings growth in line with our guidance range for the sixth consecutive year.

Our 2012 performance was driven in large part by our continued disciplined execution across all facets of our established infrastructure investment-driven business strategy. Key business accomplishments during 2012 include reaching a landmark agreement with customers to modernize the Columbia Pipeline Group’s (formerly NiSource Gas Transmission and Storage) Columbia Gas Transmission pipeline system and adding veteran energy industry executives, Joe Hamrock and Jim Stanley, to further strengthen our senior management team. Additionally, we continued to strengthen our financial profile with the issuance of $750 million in long-term debt at historically low rates, and we successfully executed our forward equity issuance of $340 million.

2012 Executive Compensation Highlights

The Company’s Named Executive Officers in 2012 were: Robert C. Skaggs, Jr., President and Chief Executive Officer (“CEO”); Stephen P. Smith, Executive Vice President and Chief Financial Officer; Jimmy D. Staton, Executive Vice President and Group Chief Executive Officer, Columbia Pipeline Group; Carrie J. Hightman, Executive Vice President and Chief Legal Officer; and Joseph Hamrock, who joined the Company in May 2012 as Executive Vice President and Group Chief Executive Officer of NiSource Gas Distribution.

The ONC Committee made a number of noteworthy compensation decisions during 2012, including the following:

•

The 2012 annual long-term equity awards to our Named Executive Officers were delivered solely in the form of performance shares that vest only upon the achievement of performance goals and continuous employment over the course of the multi-year performance period;

•	Beginning in 2012, we eliminated total debt as a performance measure for both our annual short-term performance-based incentive program and long-term performance-based equity incentive program;

•

We added “Relative Total Shareholder Return” as a performance measure for our 2012 performance-based equity awards to our Named Executive Officers as described more fully in the section entitled “LTIP Awards;”

•

The ONC Committee granted special time-vested equity awards to Messrs. Staton and Hamrock primarily to reward Mr. Staton’s exceptional performance and compensate Mr. Hamrock for the forfeiture of his equity awards at his prior employer;

•

Named Executive Officer base salaries in 2012 remained unchanged from the previous year, with the exception of Messrs. Staton and Smith, as described more fully in the section entitled “2012 Base Salaries;”

•

In light of serious operating incidents at Springfield, Massachusetts and Sissonville, West Virginia, the CEO recommended that the ONC Committee make discretionary negative adjustments to the annual performance-based cash incentive payouts for each of the Named Executive Officers, other than Mr. Hamrock who did not receive a performance-based cash incentive payout. After careful deliberation, the ONC Committee reduced the CEO’s annual performance-based cash incentive payout by 40 percentage points and reduced the annual performance-based cash incentive for each of the other Named Executive Officers by 10 percentage points.

Our Executive Compensation Philosophy

The ONC Committee oversees the design, implementation and operation of the Company’s executive compensation programs. It is composed entirely of independent directors to ensure that it can perform its oversight activities effectively and in compliance with prevailing governance standards. For a description of the ONC Committee’s composition and responsibilities, see the section entitled “Corporate Governance - Meetings and Committees of the Board” and for a description of the role of its independent consultant, see the section entitled “Corporate Governance - Officer Nomination and Compensation Committee.”

The ONC Committee and management believe that compensation is an important tool to recruit, retain and motivate employees. The key design priorities of the Company’s executive compensation program are to:

(1) Provide a total compensation package that is appropriately competitive within our industry and supports our short-term and long-term business objectives to build stockholder value and sustainable earnings growth by:

•	attracting and retaining executives through meaningful compensation opportunities;

•	motivating and rewarding key executives for achieving and exceeding our business objectives; and

•	providing substantial portions of pay at risk for failure to achieve our business objectives.

(2) Maintain a financially responsible program aligned with the Company’s strategic plan to build stockholder value and long-term, sustainable earnings growth;

(3) Align the interests of stockholders, the Company and executives by placing particular emphasis on performance-based equity compensation; and

(4) Establish and maintain our program in accordance with all applicable laws and regulations.

The ONC Committee believes that our executive compensation program has been, and will continue to be, successful in providing competitive compensation opportunities appropriate to attract and retain highly qualified executives, while at the same time encouraging our senior executives to strive toward the creation of additional value for our stockholders, as well as our customers and other key stakeholders.

Principal Elements of Our Compensation Program

We have designed our program to meet our objectives using various executive compensation elements that drive both short-term and long-term performance. The principal elements of our executive compensation program are base salary, an annual performance-based cash incentive and long-term performance-based equity incentive opportunities (taken together these are referred to as “total compensation”).

We believe that total compensation for our Named Executive Officers should be largely performance-based and the proportion of at-risk, performance-based compensation should increase as the executive’s level of responsibility within the Company increases. The ONC Committee ensures the mix of the elements of compensation is appropriate by taking into account the Company’s business objectives, the competitive environment, Company performance, individual performance and responsibilities, and evolving governance practices.

For 2012, the approximate percentage of our Named Executive Officers’ 2012 total compensation (base salary, the annual performance-based cash incentive payable at the target level and the grant date face value of the annual long-term performance-based equity incentive award payable at the target level) that was fixed (base salary) was as follows:

The principal elements of total compensation, as more fully described below, help us achieve the objectives of our compensation program as follows:

Time Horizon
Element of Total Compensation	Form of Compensation	Attraction	Short- Term	Long- Term	Alignment with Stockholder Interest	Retention
Base Salary	Cash	✓				✓
Annual Performance-Based Cash Incentive	Cash	✓	✓		✓	✓
Long-Term Performance-Based Equity Incentive	Performance Shares	✓		✓	✓	✓

Base Salary.    Base salary provides our employees with a competitive, fixed pay component. We believe that competitive base salaries allow us to attract, retain and motivate our executives. The ONC Committee annually reviews the base salaries of the Company’s senior executives, including the Named Executive Officers, to ensure they are competitive within our industry. In so doing, the ONC Committee considers the base salaries paid to similarly situated executives by the companies in the Comparative Group. See the section entitled “Our Executive Compensation Process” listing the companies in our Comparative Group. The ONC Committee determines any base salary changes for the Company’s senior executives based on a combination of factors that includes competitive pay standards, level of responsibility, experience, internal equity considerations, historical compensation, and individual performance and contribution to business objectives, as well as recommendations from the CEO. The CEO is evaluated separately, taking into account those factors reviewed for all other senior executives, as well as the Corporate Governance Committee’s evaluation of the CEO’s performance. See the section below entitled “2012 ONC Committee Compensation Actions” for more information regarding 2012 base salary changes for two of our Named Executive Officers.

Annual Performance-Based Cash Incentive Plan.    This component of total compensation provides employees with the opportunity to earn a cash award tied to the annual performance of the Company and individual contribution to the organization’s success. Annual cash incentives are authorized by the Omnibus Plan which was approved by stockholders in May 2010. The target financial goals for the annual performance-based cash incentive plan (the “Incentive Plan”) are based on the financial plan approved by the Board at the beginning of the year. The financial plan is designed to achieve the Company’s goal of creating sustainable stockholder value by growing earnings, effectively managing the Company’s cash and providing a strong dividend. The ONC Committee may exercise its discretion to make adjustments (upward or downward) in the case of extraordinary or non-recurring items that impact performance results under the Incentive Plan when the ONC Committee determines such adjustments to be appropriate.

We believe that annual performance-based cash incentives align our employees, including the Named Executive Officers, with our short-term business objectives and reward them based upon achievement of those objectives. Eligibility for participation in the Incentive Plan extends to nearly all Company employees. Every eligible employee has an incentive opportunity at trigger, target and stretch levels of performance and the ONC Committee identifies expectations for all senior executives, including the Named Executive Officers. See the section below entitled “2012 ONC Committee Compensation Actions” for more information regarding the 2012 Incentive Plan, including incentive opportunities, performance measures, goals and payouts for each of the Named Executive Officers.

Long-Term Equity Incentive Plan (LTIP).    The Company’s compensation program also includes a long-term equity incentive component. The ONC Committee believes it important that each executive, in particular each of our senior executives, has personal financial exposure to the performance of the Company’s stock and, therefore, is aligned with the financial interests of stockholders. The ONC Committee also believes that long-term equity incentives promote decision making that is consistent with the Company’s long-range operating goals.

To ensure that our executives’ interests are aligned with those of our stockholders and the Company’s long-term business objectives, the ONC Committee determined that, beginning in 2011, the annual long-term equity incentive awards should be delivered solely in the form of performance shares. Performance shares provide the opportunity to earn shares of the Company’s common stock contingent on the achievement of multi-year performance goals that we believe drive stockholder value. The number of performance shares that can be earned ranges from 50% of target when performance reaches the trigger level to 200% of target when performance reaches the maximum creditable level of results.

When establishing award levels for each Named Executive Officer, the ONC Committee considers, among other things, the incumbent base salaries, the appropriate mix of cash and equity, prior awards under the LTIP and the compensation practices for similarly situated executives at other companies in our Comparative Group. However, the actual value of each performance-based award, if any, depends on Company performance against pre-established performance measures as well as stock price at the time the award is earned.

The ONC Committee may also approve special equity awards that are not performance-based to attract and retain executive talent. See the section below entitled “2012 ONC Committee Compensation Actions” for more information regarding the 2012 LTIP awards for each of the Named Executive Officers, including performance measures and goals and vesting requirements for the 2012 performance share awards, the performance results and payout amounts for the 2010 contingent stock awards and details regarding special equity awards for Messrs. Staton and Hamrock.

Other Compensation and Benefits

We also provide other forms of compensation to our executives, including the Named Executive Officers, consisting of a limited number of perquisites, severance and change-in-control arrangements and a number of other employee benefits that commonly are extended to our entire employee population. These other forms of compensation are generally comparable to those that are provided to similarly situated executives at other companies of our size.

Perquisites.    Perquisites are not a principal element of the Company’s executive compensation program. The perquisites available to our executives, including our Named Executive Officers, are limited in number and modest in value when compared to the principal elements of compensation. They are intended to assist executive officers in the performance of their duties on behalf of the Company or otherwise to provide benefits that have a combined personal and business purpose. The Company does not reimburse the Named Executive Officers for the payment of personal income taxes incurred by the executives in connection with their receipt of these benefits. For more information on these perquisites, see the Summary Compensation Table and footnote 6.

Severance and Change-In-Control Benefits.    The Company maintains an executive severance policy, Change-in-Control Agreements with the Named Executive Officers and a letter agreement with Mr. Smith regarding payments to be made in the event of termination of his employment.

The Company entered into the Change-in-Control Agreements in the belief that these agreements are in the best interests of the stockholders. Change-in-Control Agreements ensure that thoroughly objective judgments are made in relation to any potential change in corporate ownership so that stockholder value is appropriately safeguarded and returns to investors are maximized.

Since January 2010, no new Change-in-Control Agreements entered into between the Company and employees include excise-tax “gross-up” payments that otherwise would reimburse such employees for individual excise or income taxes incurred with respect to benefits received on a Change-in-Control of the Company.

For further discussion of these agreements, see the “Potential Payments upon Termination of Employment or a Change-in-Control of the Company” table.

Pension Programs.    During 2012, the Company maintained a tax-qualified defined benefit pension plan for essentially all salaried exempt employees hired before January 1, 2010 and all union non-exempt employees and a non-qualified defined benefit pension plan (the “Pension Restoration Plan”) for all eligible employees with annual compensation or pension benefits in excess of the limits imposed by the Internal Revenue Service (“IRS”), including the Named Executive Officers. The Pension Restoration Plan provides for a pension benefit under the same formula provided under the tax-qualified plan but without regard to the IRS limits reduced by amounts paid under the tax-qualified plan. The material terms of the pension programs are described in the narrative to the Pension Benefits table.

Savings Programs.    Our Named Executive Officers are eligible to participate in the same tax-qualified 401(k) Plan as most employees and in a non-qualified defined contribution plan (the “Savings Restoration Plan”)

maintained for eligible executive employees. The 401(k) Plan includes a Company match that varies depending on the pension plan in which the employee participates and a Company profit sharing contribution for most employees of between 0.5% and 1.5% of the employee’s eligible earnings based on the overall corporate net operating earnings per share measure. In addition, for salaried employees hired after January 1, 2010, the 401(k) Plan includes a 3% Company contribution to the employee accounts in lieu of pension benefits. The Savings Restoration Plan provides for Company contributions in excess of IRS limits under the 401(k) Plan for eligible employees, including the Named Executive Officers. The material terms of the Savings Restoration Plan are described in the narrative to the Non-qualified Deferred Compensation table.

Deferred Compensation Plan.    The Company also maintains the Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) through which eligible Company executives, including the Named Executive Officers, may elect to defer up to 80% of their base salary and annual cash incentive payout. The Company makes the Deferred Compensation Plan available to eligible executives so they have the opportunity to defer their cash compensation without regard to the limits imposed by the IRS for amounts that may be deferred under the 401(k) Plan. The material terms of the Deferred Compensation Plan are described in the narrative to the Non-qualified Deferred Compensation table.

Health and Welfare Benefits.    The Company also provides other broad-based benefits such as medical, dental, life insurance and long-term disability coverage, on the same terms and conditions, to all employees including the Named Executive Officers. We believe that these broad-based benefits enhance the Company’s reputation as an employer of choice and thereby serve the objectives of our compensation program to attract, retain and motivate our employees.

Our Executive Compensation Process

The ONC Committee has the responsibility for determining salaries, performance-based incentives and other matters related to the compensation of our executives and for overseeing the administration of our equity plans, including equity award grants to our executive officers. The ONC Committee takes into account various factors when making compensation decisions, including:

•	the attainment of established business and financial goals of the Company;

•	the competitiveness of the Company’s compensation program based upon competitive market data; and

•	an executive’s position, level of responsibility and performance, as measured by the individual’s contribution to the Company’s achievement of its business objectives.

The ONC Committee reviews the compensation of our CEO and his executive direct reports each year. In determining the compensation of the CEO and his executive direct reports, the Committee takes into consideration the Corporate Governance Committee’s evaluation of each individual’s performance and the CEO’s recommendation with respect to his executive direct reports. When considering changes in compensation for the Named Executive Officers, the ONC Committee also carefully considers input from the Senior Vice President, Human Resources and the ONC Committee’s independent executive compensation consultant, Exequity LLP.

Benchmarking.    In connection with its compensation decision-making, the ONC Committee reviews the executive compensation practices in effect at other companies in the Comparative Group. These companies comprise leading gas, electric, combination utility and natural gas transmission companies that have been selected by the ONC Committee for their operational comparability to the Company and because we generally compete with these companies for the same executive talent. For purposes of supporting 2012 compensation decisions, the Comparative Group included the following companies:

AGL Resources Inc.	Pepco Holdings, Inc.
Ameren Corporation	PG&E Corporation
American Electric Power Company, Inc.	PNM Resources, Inc.
CenterPoint Energy, Inc.	PPL Corporation
CMS Energy Corporation	Public Service Enterprise Group Incorporated
Dominion Resources, Inc.	Questar Corporation
DTE Energy Company	SCANA Corporation
El Paso Corporation	Sempra Energy
EQT Corporation	Southern Company
FirstEnergy Corp.	WGL Holdings, Inc.
Williams Companies, Inc.

Policies and Guidelines.    We have implemented various guidelines and policies to help us meet our compensation objectives, including stock ownership guidelines, recoupment policies for acts of misconduct and consideration of favorable tax treatment for the Company, each as more fully described below.

Executive Stock Ownership and Retention Guidelines.    Senior executives, including the Named Executive Officers, are generally expected to satisfy their applicable ownership guidelines within five years of becoming subject to the guidelines. The stock ownership requirement for the CEO is shares of the Company’s common stock having a value equal to five times his annual base salary. The other senior executives have a stock ownership guideline of three times their respective annual base salaries. Once the senior executive satisfies the guidelines, he/she must continue to own a sufficient number of shares to remain in compliance with the guidelines. Until such time as the senior executives satisfy the stock ownership guidelines, they are required to hold at least 50% of the shares of common stock received upon the lapse of the restrictions on restricted stock units and the vesting of performance shares, and no shares subject to the ownership guidelines may be pledged. At the end of 2012, the Named Executive Officers (with the exception of Mr. Hamrock, who joined the Company in May 2012) have exceeded their ownership guidelines.

Trading Windows/Trading Plans/Hedging.    We restrict the ability of certain employees to freely trade in the Company’s common stock because of their periodic access to material non-public information regarding the Company. Under our Insider Trading Policy, our key executives are permitted to purchase and sell Company common stock and exercise Company stock options only during limited quarterly trading windows. In addition, under our Securities Transaction Compliance Policy for Certain Employees and our Securities Transaction Compliance Policy for Directors and Executive Officers, all directors and all senior executives, including our Named Executive Officers, are prohibited from engaging in short sales of the Company’s equity securities or in buying or selling puts, calls or other options on the Company’s securities or otherwise hedging against or speculating in the potential changes in the value of the Company’s common stock, and none of our directors or officers own Company securities that are pledged.

Compensation Recovery for Misconduct.    While we believe our executives conduct business with the highest integrity and in full compliance with the Company’s Code of Business Conduct, the ONC Committee believes it is appropriate to ensure that the Company’s compensation plans and agreements provide for financial penalties to an executive who engages in certain fraudulent or other inappropriate conduct. Consequently, our Incentive Plan, the Omnibus Plan and its predecessor, the 1994 Long-Term Incentive Plan, contain provisions that require reimbursement of amounts received under the plans in the event of certain acts of misconduct with respect to both the annual short-term cash incentive and long-term equity awards.

Tax Treatment of Executive Compensation.    Section 162(m) of the Internal Revenue Code provides that annual compensation in excess of $1,000,000 paid to the CEO or certain of the other Named Executive Officers, other than compensation meeting the definition of “performance-based compensation,” will not be deductible by a corporation for federal income tax purposes. In January 2012, the ONC Committee established a threshold performance target based on the Company’s operating income for purposes of compliance with Section 162(m). The ONC Committee does not anticipate that the limits of Section 162(m) will materially affect the deductibility of compensation paid by the Company in 2012. However, the ONC Committee will continue to review the deductibility of compensation under Section 162(m) and related regulations published by the IRS. The ONC Committee retains the discretion to amend any compensation arrangement to comply with Section 162(m)’s requirements for deductibility in accordance with the terms of such arrangements and what it believes is in the best interest of the Company.

The ONC Committee considers the anticipated tax treatment to the Company when determining executive compensation and routinely seeks to structure its executive compensation program in a way which preserves the deductibility of compensation payments and benefits. It should be noted, however, that there are many factors which are considered by the ONC Committee in determining executive compensation and, similarly, there are many factors which may affect the deductibility of executive compensation. To maintain the flexibility to compensate the Named Executive Officers in a manner designed to promote varying corporate goals, the ONC Committee has not adopted a strict policy that all executive compensation must be deductible under Section 162(m).

In addition, Sections 280G and 4999 of the Internal Revenue Code impose excise taxes on Named Executive Officers, directors who own significant stockholder interests in the Company and other service providers who receive payments in excess of a threshold level upon a Change-in-Control. Additionally, the Company or its successor could lose a deduction for amounts subject to the additional tax. As discussed under “Potential Payments upon Termination of Employment or a Change-in-Control of the Company” below, it is possible that payments to the Named Executive Officers could be subject to these taxes.

Finally, Section 409A of the Internal Revenue Code imposes additional taxes on Named Executive Officers, directors and other service providers who defer compensation in a manner that does not comply with Section 409A. The Company has reviewed its compensation arrangements to ensure they comply with applicable Section 409A requirements.

2012 ONC Committee Compensation Actions

During 2012, the ONC Committee reviewed and, as appropriate, took action with respect to each element of total compensation (annual base salary, annual performance-based cash incentive and long-term performance-based equity incentive) for each Named Executive Officer following the principles, practices and processes described above. In doing so, the ONC Committee concluded that the total compensation provided for each of the Company’s senior executives in 2012, including the Named Executive Officers, was consistent with the Company’s compensation philosophy and was reasonable, competitive and appropriate.

The ONC Committee’s determinations, though based in part on subjective factors, were based primarily upon the ONC Committee’s recognition of the performance of each senior executive, including each Named Executive Officer, and the ONC Committee’s determination that the total compensation awarded to each senior executive, including each Named Executive Officer, provided well-balanced incentives to each person to continue their employment and to focus on serving the best interests of the Company and its stockholders.

In addition, the ONC Committee considered the stockholders’ advisory approval of the 2011 compensation of our Named Executive Officers at the 2012 Annual Meeting and determined that no changes were necessary or advisable in connection with our senior executive compensation program as a result of the stockholders’ vote.

2012 Base Salaries.    In 2012, the ONC Committee reviewed the base salaries of the Company’s senior executives, including the Named Executive Officers. Historically, the ONC Committee has not adjusted base salaries of the Named Executive Officers on an annual basis. For 2012, the ONC Committee determined that base salary increases for Messrs. Staton and Smith were appropriate based on a combination of factors that included the recommendation by the CEO, increased level of responsibility, experience and contributions to business objectives. In particular, the ONC Committee considered Mr. Staton’s success at Northern Indiana Public Service Company, including settlement of a landmark electric rate case and his role and increased responsibilities as business unit leader for Columbia Pipeline Group, and determined it appropriate to approve an increase in his base salary by approximately 9% (from $550,000 to $600,000). The ONC Committee also awarded Mr. Smith an increase in base salary of approximately 4.5% (from $550,000 to $575,000). In doing so, the ONC Committee considered Mr. Smith’s leadership in strengthening the Company’s solid financial profile as well as his increased responsibilities within the Company. Other than the adjustments for Messrs. Staton and Smith, the ONC Committee made no other base salary adjustments for the Named Executive Officers in 2012.

Annual Performance-Based Cash Incentives.    In January 2012, the ONC Committee established performance measures to be used by the ONC Committee to determine the 2012 incentive payouts to the Named Executive Officers. In determining incentive compensation ranges for the Named Executive Officers, the ONC Committee considered benchmark information, input from the independent compensation consultant, historical payouts and individual performance. The ONC Committee increased each of the trigger, target and stretch incentive opportunities by 5 percentage points for Messrs. Smith and Staton, primarily in recognition of each of their significant contributions to the business and increased responsibilities within the Company. For more information on the 2012 payout amounts for each of the Named Executive Officers, see below under the section entitled “2012 Incentive Plan Payouts to the Named Executive Officers.”

The 2012 Incentive Plan awards for senior executives, including all of the Named Executive Officers, were subject to achievement with respect to two corporate financial goals, net operating earnings per share and corporate funds from operations, as well as an additional operational measure relating to safety. The ONC Committee approved these measures because they were deemed to be important to the Company’s success in increasing stockholder value.

Earnings, cash flow and safety were measured as follows:

•

The measure of earnings was net operating earnings per share (after accounting for the cost of any incentive payout). Net operating earnings was defined as income from continuing operations determined in accordance with Generally Accepted Accounting Principles (“GAAP”) adjusted for certain items, such as weather, gains and losses on the sale of assets, certain out-of-period items and reserve adjustments. The ONC Committee uses net operating earnings, a non-GAAP financial measure, for determining financial performance for incentive compensation plans because the Board and management believe this measure better represents the fundamental earnings strength and performance of the Company. The Company uses net operating earnings internally for budgeting and for reporting to the Board.

•

The cash flow measure, corporate funds from operations, was calculated by taking net income from operations and adding back non-cash items such as depreciation. The ONC Committee uses corporate funds from operations as an Incentive Plan measure because the ONC Committee and management believe this measure fairly represents the amount of cash produced by the Company’s operations.

•

Safety was measured by the number of employee work days missed or restricted or the number of days an employee was transferred, known as the DART metric, which was developed by the Occupational Health and Safety Administration (“OSHA”). Each business unit of the Company had its own safety goal. The safety goal for corporate staff was based upon the respective business unit goals, weighted by employee hours for each business unit.

The incentive opportunities for the senior executives, including the Named Executive Officers, were contingent on achievement of these measures as applicable and subject to the ONC Committee’s final discretion.

The 2012 Incentive Plan awards for the leaders of our business units also are subject to achievement with respect to business unit earnings and cash flow goals for each of the business units. The ONC Committee believes the inclusion of business unit goals in the annual Incentive Plan improves the line of sight between employees and the incentive measures, thereby enhancing Company performance. The ONC Committee extended to Mr. Skaggs the authority to establish the annual business unit targets for the year. He assigned goals that, if accomplished, were expected to ensure the Company’s attainment of its overall corporate objectives.

Consequently, the incentive opportunities for Messrs. Staton and Hamrock were subject to achievement with respect to the corporate financial measures (net operating earnings per share and corporate funds from operations), and achievement with respect to performance measures tied to the business unit net operating earnings (net of interest expense and income taxes) and business unit funds from operations and business unit safety measures. As such, each of Mr. Staton’s and Mr. Hamrock’s measures is weighted differently than the other Named Executive Officers who are members of the corporate service group, as shown in the tables below.

These performance measures, their weightings and results are set forth in the three tables below. The amounts shown in these tables are what would have been paid under the Incentive Plan formula (the “Formulaic Amounts”). These amounts do not reflect actual Incentive Plan payouts since the ONC Committee exercised its negative discretion to pay less than the Formulaic Amounts that were otherwise payable to each of the Named Executive Officers. The actual 2012 Incentive Plan payouts which reflect the reductions for each of the Named Executive Officers as a result of two operating incidents that occurred in 2012 are shown in the section entitled “2012 Incentive Plan Payouts to the Named Executive Officers.”

The applicable performance measures and their associated weightings and results as a percentage of target prior to reduction by the ONC Committee for Messrs. Skaggs and Smith and Ms. Hightman are:

Corporate Measures(1)	Weight	Trigger	Target	Stretch	Result	Robert C. Skaggs, Jr.		Stephen P. Smith		Carrie J. Hightman
						Formulaic Amounts		Formulaic Amounts		Formulaic Amounts
						As a % of Target	Weighted Adjusted as a % of Target	As a % of Target	Weighted Adjusted as a % of Target	As a % of Target	Weighted Adjusted as a % of Target
NiSource Net Operating Earnings Per Share	50%	$1.40	$1.45	$1.50	$1.46	112%	56%	111.40%	55.71%	111.60%	55.83%
NiSource Funds from Operations	40%	$979M	$1,079M	$1,179M	$1,185M(2)	160%	64%	157%	62.84%	158.30%	63.32%
Safety	10%	—	.95days	—	1.07days	0%	0%	0%	0%	0%	0%

(1)	When the result for a particular measure lands between two goals (for example, between the target and stretch goal), the incentive opportunity is determined by interpolation and is expressed as a percentage of the target opportunity. Interpolation does not apply to safety goals.

(2)	This includes a downward adjustment to Funds from Operations of $244 million, taking into consideration the impact of non-recurring items related to changes in tax law and accelerated pension contributions.

The applicable performance measures and their associated weightings and results as a percentage of target prior to reduction by the ONC Committee for Mr. Staton are:

Corporate Measures(1)	Weight	Trigger	Target	Stretch	Result	Formulaic Amount as a % of Target	Weighted Adjusted Formulaic Amount as a % of Target
NiSource Net Operating Earnings Per Share	25%	$1.40	$1.45	$1.50	$1.46	111.40%	27.86%
NiSource Funds from Operations	20%	$979M	$1,079M	$1,179M	$1,185M(2)	157%	31.42%
Northern Indiana Energy Safety	4.29%	—	1.05 days	—	1.04 days	100%	4.29%
Columbia Pipeline Group Safety	5.71%	—	.44 days	—	.62 days	0%	0%
Columbia Pipeline Group Net Operating Earnings	12.86%	$244M	$248M	$257M	$251M(3)	119%	15.31%
Columbia Pipeline Group Funds from Operations	12.86%	$399M	$437M	$475M	$449M(4)	118%	15.18%
Northern Indiana Energy Net Operating Earnings	9.64%	$149M	$153M	$163M	$162M(3)	151.30%	14.59%
Northern Indiana Energy Funds from Operations	9.64%	$354M	$388M	$421M	$392M(4)	106.80%	10.31%

(1)	When the result for a particular measure lands between two goals (for example, between the target and stretch goal), the incentive opportunity is determined by interpolation and is expressed as a percentage of the target opportunity. Interpolation does not apply to safety goals.

(2)	This includes a downward adjustment to Funds from Operations of $244 million, taking into consideration the impact of non-recurring items related to changes in tax law and accelerated pension contributions.

(3)	This includes an upward adjustment to Net Operating Earnings for Columbia Pipeline Group of $33.7 million, taking into consideration the impact of non-recurring charges related to the pipeline modernization program and a upward adjustment of $8 million in the case of Northern Indiana Energy, taking into consideration the impact of non-recurring charges related to incremental pension expense subsidized by the Company.

(4)	This includes a downward adjustment to Funds from Operations for Columbia Pipeline Group of $34 million, taking into consideration the impact of non-recurring tax benefits related to the pipeline modernization program, tax law changes and various accounting changes and a downward adjustment for Northern Indiana Energy of $142 million, taking into consideration the impact of non-recurring items related to changes in tax laws and accelerated pension contributions.

The applicable performance measures and their associated weightings and results as a percentage of target for Mr. Hamrock are:

Corporate Measures(1)	Weight	Trigger	Target(2)	Stretch	Result	Formulaic Amount as a % of Target	Weighted Adjusted Formulaic Amount as a % of Target
NiSource Net Operating Earnings Per Share	25%	$1.40	$1.45	$1.50	$1.46	112.40%	28.08%
NiSource Funds from Operations	20%	$979M	$1,079M	$1,179M	$1,185M(3)	162%	32.30%
NiSource Gas Distribution Safety	10%	—	1.10 days	—	1.32 days	0%	0%
NiSource Gas Distribution Net Operating Earnings	22.50%	$177M	$182M	$193M	$187M(4)	128.18%	28.79%
NiSource Gas Distribution Funds from Operations	22.50%	$297M	$325M	$353M	$440M(5)	162%	36.34%

(1)	When the result for a particular measure lands between the target and stretch goal, the incentive opportunity is determined by interpolation and is expressed as a percentage of the target opportunity. Interpolation does not apply to safety goals.

(2)	Mr. Hamrock’s offer of employment included a guaranteed minimum bonus for 2012, but he was also eligible to receive an incentive award based on performance against the financial and safety measures described above solely to the extent such award was in excess of his guaranteed minimum bonus amount. No amount was payable to Mr. Hamrock under the Incentive Plan because his guaranteed minimum bonus amount was greater than the amount that would have been paid to him under the Incentive Plan.

(3)	This includes a downward adjustment to Funds from Operations of $244 million, taking into consideration the impact of non-recurring items related to changes in tax law and accelerated pension contributions.

(4)	This includes an upward adjustment to Net Operating Earnings for NiSource Gas Distribution of $3.3 million, taking into consideration the impact of non-recurring items related to environmental adjustments subsidized by the Company.

(5)	This includes a downward adjustment to Funds from Operations for NiSource Gas Distribution of $82 million, taking into consideration the impact of non-recurring items related to changes in tax law and accelerated pension contributions.

2012 Incentive Plan Payouts to the Named Executive Officers.    For 2012, the annual incentive opportunities and actual payout amounts for each of the Named Executive Officers as approved by the ONC Committee were:

Named Executive Officer	Threshold (% of Salary)	Target (% of Salary)	Stretch (% of Salary)	Formulaic Amount (% of Target)(1)	Negative Adjustment(2)	2012 Award (% of Target)	2012 Award(3)
Robert C. Skaggs, Jr.	40%	100%	160%	120%	40%	80%	$720,000
Stephen P. Smith	30%	70%	110%	119%	10%	109%	$438,725
Jimmy D. Staton	30%	70%	110%	119%	10%	109%	$457,800
Carrie J. Hightman	25%	60%	95%	119%	10%	109%	$310,650
Joseph Hamrock	25%	65%	105%	126%	N/A	N/A	$0(4)

(1)	The Formulaic Amount reflects the percentage of Target that would have been payable to the Named Executive Officers based on the performance of the Company against pre-established performance goals, prior to the ONC Committee’s exercise of negative discretion to reduce the actual payout amounts as shown above for each Named Executive Officer.

(2)	The ONC Committee exercised its negative discretion to reduce the 2012 Incentive Plan payouts despite above-target performance relative to the net operating earnings per share financial metric and stretch performance relative to the funds from operations financial metric in light of two operating incidents that occurred during 2012. The ONC Committee reduced Mr. Skaggs’ Formulaic Amount by 40 percentage points and reduced the other Named Executive Officers’ Formulaic Amounts by 10 percentage points.

(3)	The 2012 Awards for each of the Named Executive Officers were calculated as follows: annual base salary multiplied by his/her Target (% of Salary) multiplied by the applicable 2012 Award (% of Target) except in the case of Mr. Hamrock who joined the Company in May. His incentive opportunity was calculated using his actual 2012 earnings rather than his annual base salary and was payable solely to the extent it exceeded his guaranteed bonus of $292,500.

(4)	No amount was payable to Mr. Hamrock under the Incentive Plan because his guaranteed minimum bonus amount was greater than his actual 2012 earnings multiplied by his Target percentage multiplied by the applicable percent of Target. Mr. Hamrock’s guaranteed minimum bonus payout was $292,500, as discussed below in the section entitled “2012 Discretionary Payouts to Certain Named Executive Officers” and is reflected in the Bonus Column of the Summary Compensation Table rather than in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

In January 2013, the ONC Committee certified the performance results set forth in the tables above. In light of serious operating incidents at Springfield, Massachusetts and Sissonville, West Virginia, the CEO recommended that the ONC Committee make discretionary negative adjustments to the annual performance-based cash incentive payouts for each of the Named Executive Officers. After careful deliberation, the ONC Committee reduced the CEO’s annual performance-based cash incentive payout by 40 percentage points and reduced the annual performance-based cash incentive for each of the other Named Executive Officers by 10 percentage points, as set forth in the table above, in order to underscore the Company’s commitment to safe operations and the accountability of management for safe operations.

The ONC Committee determined it was appropriate to approve a reduced Incentive Plan payout of $720,000 to Mr. Skaggs based on the Company’s above-target performance relative to the net operating earnings per share financial metric and stretch performance relative to the funds from operations financial metric as well as his continued strong leadership in 2012 and also taking into consideration the two operating incidents. The reduced Incentive Plan payout reflected a reduction in the CEO’s Incentive Plan Formulaic Amount by 40 percentage points. Mr. Skaggs also made recommendations to the ONC Committee with respect to the award of Incentive Plan payouts to the other senior executives, including the other Named Executive Officers. As noted above, the Company exceeded the target goal for net operating earnings per share, met the stretch goal for funds from operations and, with the exception of Northern Indiana Energy, failed to meet safety goals. In making his recommendations, Mr. Skaggs considered the performance of the senior executives in delivering strong stockholder returns again in 2012, as well as the performances of the business units and corporate functions the executives led. The ONC Committee considered and accepted Mr. Skaggs’ recommendations and approved Incentive Plan payouts to the Named Executive Officers that reflected a reduction in the Incentive Plan Formulaic Amount for each of the other Named Executive Officers of 10 percentage points as a result of the two operating incidents as set forth in the table above.

2012 Discretionary Payouts to Certain Named Executive Officers.    The ONC Committee approved a guaranteed bonus award of $292,500 for Mr. Hamrock as well as a sign-on bonus of $100,000 as part of his offer of employment in order to compensate him for lost compensation opportunities at his former employer. These amounts are set forth in the Bonus column of the Summary Compensation Table because they are not based on performance relative solely to the pre-established performance criteria described above.

LTIP Awards.    Performance Share Awards.    In 2012, the ONC Committee approved a grant of performance shares to executives of the Company, including each of the Named Executive Officers. Vesting of the 2012 grant of performance shares is dependent upon the Company meeting certain performance measures over the three-year period from 2012 through 2014 and the executive’s continued employment through January 30, 2015. Special vesting rules apply in the event of death, “Retirement,” “Disability” or a “Change-in-Control” (each as defined in the Omnibus Plan). Generally, in the event of Retirement, Disability or death within twelve months or less remaining in the performance period, the performance shares pro-rata vest (based on number of months of active employment during the vesting period over the total number of months in such period), provided that the ONC Committee has certified the satisfaction of the performance goals. In the event of death with more than twelve months remaining in the performance period, the performance shares payable at the target level immediately pro-rata vest and, in the event of a Change-in-Control, the performance shares also immediately vest. Termination for any other reason will result in forfeiture of all performance shares.

The performance measures on which 2012 performance shares are based relate to cumulative net operating earnings per share over the three-year period from January 1, 2012 through December 31, 2014, cumulative funds from operations over the same three-year period (in each case, based on the Company’s financial plan) and Relative Total Shareholder Return. We define “Relative Total Shareholder Return” (“RTSR”) as the annualized growth in the dividends and share price of a share of the Company’s common stock, calculated using a 20-day trading average of the closing price of the Company’s common stock beginning December 31, 2011 and ending on December 31, 2014 compared to the similarly calculated total shareholder return performance of a peer group of energy companies, pre-determined by the ONC Committee. The peer group of companies selected by the ONC Committee for the purpose of determining RTSR is broader than the Comparative Group utilized by the ONC Committee in its compensation decision-making. The 36 energy companies, including ten companies from the Comparative Group, were selected by the ONC Committee because each of the companies is similarly affected by external factors that impact stock price such as interest rates and industry opportunities and challenges. If the goals are met, award recipients will earn 100% of the target number of performance shares awarded. The ONC Committee also approved trigger and stretch goals for each measure. If the trigger level is not met, then the executive will not receive any value of that portion of the grant. If the target level is exceeded, the executive could receive up to a maximum of 200% of the value of that portion of the grant unless RTSR is negative for the performance period, in which case, the maximum payout for RTSR would be at target regardless of performance relative to the peer group. When the result for a particular measure lands between two goals (for example, between the target and stretch goal), then the long-term incentive award opportunity is determined by interpolation and is expressed as a percentage of the target opportunity; except that there is no interpolation between goals below the 50th percentile for the RTSR metric.

The measures and goals pertaining to the 2012 performance share awards are:

Performance Measure	Weight	Trigger (50% Award)	Target (100% Award)	Stretch (200% Award)
Cumulative Net Operating Earnings Per Share for 2012-2014	40%	$4.41	$4.56	≥$4.88
Cumulative Funds from Operations for 2012-2014	40%	$3,002M	$3,302M	≥$3,902M
Relative Total Shareholder Return as of December 31, 2014	20%	40-49th Percentile	50th Percentile	100th Percentile

The ONC Committee approved the application of these measures for the 2012-2014 performance cycle because they were deemed to be important to the Company’s success in increasing stockholder value. In determining the 2012 long-term incentive grant values to be awarded to the Named Executive Officers, the ONC Committee considered the Comparative Group information, the appropriate mix of fixed and variable pay and the performance of the individuals. With respect to Mr. Skaggs, the ONC Committee also considered that Mr. Skaggs’ total compensation remained below the 50th percentile for CEOs of companies in the Comparative Group. The ONC Committee authorized 2012 performance share awards to the Named Executive Officers in the following amounts:

Named Executive Officer	Number of Performance Shares Awarded
Robert C. Skaggs, Jr.	128,370
Stephen P. Smith	53,487
Jimmy D. Staton	64,185
Carrie J. Hightman	32,092
Joseph Hamrock	23,885

Consistent with the philosophy and principles articulated above, the ONC Committee believes that the 2012 performance share awards:

•	align the interests of executives with the Company’s stockholders as the ultimate value of the award is dependent upon the value of the Company’s stock;

•	support the Company’s philosophy of paying for performance as the performance shares will not vest unless the Company achieves its performance goals over the measurement period; and

•	provide competitive compensation to recruit and retain executive talent by including a long-term incentive component with a three-year service condition.

Special 2012 Restricted Stock and Restricted Stock Unit Awards for Messrs. Staton and Hamrock.    In January 2012, the ONC Committee granted Mr. Staton a special award of 42,790 shares of Restricted Stock that vests in one-third increments on January 26, 2015, January 26, 2016, and January 26, 2017 in recognition of his successful leadership across multiple business units and his significant contributions to the business, including significant progress on Columbia Pipeline Group strategies to modernize its core interstate natural gas pipeline system and pursue midstream infrastructure and minerals leasing opportunities. The ONC Committee also approved a special award of 23,885 Restricted Stock Units for Mr. Hamrock upon commencement of his employment in order to compensate him for the loss of equity compensation from his prior employer as a result of joining the Company. Two-thirds of Mr. Hamrock’s Restricted Stock Unit award will vest on May 12, 2013 and one-third will vest on May 12, 2014. The terms of each of these awards are more fully described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table.

2010 Contingent Stock Awards.    In 2010, the ONC Committee awarded a grant of contingent stock to each of the Named Executive Officers other than Mr. Hamrock, who was not an employee of the Company at such time. Vesting of the 2010 grant of contingent stock was dependent upon the Company meeting certain performance measures over the three-year period from 2010 through 2012. The performance measures related to cumulative net operating earnings per share over the three-year period, cumulative funds from operations over the three-year period and total debt as of December 31, 2012. Based on the Company’s performance, 112.5% of the contingent stock awards vest subject to satisfaction of the continuing employment restriction described below.

The performance measures, their weightings and results, as approved by the ONC Committee, are:

Performance Measure (1)	Weight	Trigger (50% Award)	Target (100% Award)	Stretch (150% Award)	Actual Results
Cumulative Net Operating Earnings Per Share for 2010-2012	50%	$3.52	$3.67	>$3.82	$4.03
Cumulative Funds from Operations for 2010-2012	25%	$2,528M	$2,828M	>$3,128M	$3,312M
Actual Debt as of December 31, 2012	25%	$7.191B	$7.041B	<$6.891B	$7.870B

(1)	When the result for a particular measure lands between two goals (for example, between the target and stretch goal), then the long-term incentive award opportunity is determined by interpolation and is expressed as a percentage of the target opportunity.

The awards of contingent stock remained subject to an employment restriction until January 31, 2013, at which time, each Named Executive Officer fully vested in the contingent stock, payable one-for-one in shares of the Company’s common stock, as set forth in the table below:

Named Executive Officer	2010 Contingent Stock
Robert C. Skaggs, Jr.	142,767
Stephen P. Smith	51,396
Jimmy D. Staton	51,396
Carrie J. Hightman	38,547

OFFICER NOMINATION AND COMPENSATION COMMITTEE REPORT

The Officer Nomination and Compensation Committee of the Board of Directors (the “ONC Committee”) has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The ONC Committee states that it reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the ONC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the members of the Officer Nomination and Compensation Committee:

Officer Nomination and Compensation Committee

W. Lee Nutter, Chairman

Richard A. Abdoo

Teresa A. Taylor

Richard L. Thompson

Carolyn Y. Woo

March 13, 2013

ASSESSMENT OF RISK

The Company annually assesses whether its incentive compensation programs are constructed in a manner that might induce participant behaviors that could cause the Company material harm. An assessment was performed in 2012, and the Company concluded that the incentive components of our program for senior executives are not reasonably likely to have a material adverse effect on the Company for reasons that include the following:

•	The Company’s operations are highly regulated at both the federal and state levels and, therefore, are subject to continuous oversight by independent bodies.

•	Policies are in place to recoup compensation and prohibit hedging by our senior executive officers.

•	Our compensation program is evaluated annually for its effectiveness and alignment with the Company’s goals without promoting excessive risk.

•	Senior executive compensation is weighted toward long-term incentives thereby ensuring that senior executives have an ongoing, multi-year focus of attention.

•	The performance measures that are the basis of incentive awards are approved each year by an independent committee of the Board.

•

The long-term incentive equity awards to senior executives generally have three-year vesting periods and are performance based so that their upside potential and downside risk are aligned with that of our stockholders and promote long-term performance over the vesting period.

•

The senior executive officers are subject to stock ownership and retention guidelines that are independently set by the Board which are intended to ensure senior executives assume financial risk that is coincident with the Company’s stockholders.

•	The senior executive officers’ performance incentive measures include safety metrics in order to encourage a strong culture of safety.

Compensation of Executive Officers

Summary.    The following table summarizes compensation for services to NiSource and its affiliates for 2012 awarded to, earned by or paid to each of the Named Executive Officers as of December 31, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Robert C. Skaggs, Jr.	2012	900,000	—	2,635,436	720,000	347,464	79,336	4,682,236
President and Chief Executive Officer	2011	900,000	501,000	2,223,823	999,000	275,222	77,155	4,976,200
	2010	858,333	206,000	2,063,776	1,044,000	1,521,654	73,600	5,767,363
Stephen P. Smith	2012	564,583	—	1,098,088	438,725	70,947	54,601	2,226,944
Executive Vice President and Chief Financial Officer	2011	550,000	100,000	607,555	400,400	70,254	49,484	1,777,693
	2010	529,167	525,019	742,949	159,981	63,569	49,334	2,070,019
Jimmy D. Staton	2012	579,167	—	2,313,869	457,800	75,792	132,054	3,558,682
Executive Vice President and Group Chief Executive Officer	2011	550,000	150,000	607,555	414,700	70,363	57,583	1,850,201
	2010	504,167	60,672	742,949	489,328	59,358	44,279	1,900,753
Joseph Hamrock	2012	298,370	392,500	1,105,313	—	—	28,564	1,824,747
Executive Vice President and Group Chief Executive Officer	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Carrie J. Hightman	2012	475,000	—	658,849	310,650	53,288	51,300	1,549,087
Executive Vice President and Chief Legal Officer	2011	464,583	—	447,666	313,500	55,644	45,873	1,327,266
	2010	429,167	9,175	557,219	390,825	45,804	42,668	1,474,858

(1)	Salary deferred at the election of the Named Executive Officer is reported in the category and year in which such salary was earned.

(2)	This column shows discretionary bonus payouts that are in addition to any amounts paid under the Incentive Plan described in footnote 4. Mr. Hamrock received a guaranteed minimum bonus payout of $292,500 and a sign-on bonus of $100,000 as part of his offer of employment to compensate him for the loss of a portion of compensation from his prior employer. For 2010, pursuant to a letter of agreement entered into with Mr. Smith in conjunction with his employment, Mr. Smith received a bonus of $135,000 in 2010 to compensate him for the loss of a portion of his long-term incentive award from his prior employer and was guaranteed an incentive payout of $357,500 in 2010.

(3)	For a discussion of stock awards granted in 2012, see “Compensation Discussion and Analysis — LTIP Awards” and the Grants of Plan Based Awards table. This column shows the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the restricted stock, restricted stock units and performance shares granted in 2012 based on the average market price of the Company’s common stock on the NYSE at the date of grant. For performance share awards, which are subject to performance conditions, the grant date value is based upon the probable outcome of such conditions. The table on the next page shows the value of the performance share awards reported in the Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved.

Name	Maximum Performance Share Potential as of Grant Date for Awards ($)
Robert C. Skaggs, Jr.	3,953,154
Stephen P. Smith	1,647,132
Jimmy D. Staton	2,972,728
Joseph Hamrock	1,373,542
Carrie J. Hightman	988,273

(4)	For 2012, the Incentive Plan payout opportunity for each of the Named Executive Officers reflected above in the column entitled Non-Equity Incentive Plan Compensation was based upon overall corporate performance. Mr. Hamrock did not receive an Incentive Plan payout. For more information regarding 2012 corporate and business unit performance, incentive plan payout opportunities for the Named Executive Officers and the actual payout amounts, see “Compensation Discussion and Analysis — Annual Performance — Based Cash Incentives and 2012 Incentive Plan Payouts to the Named Executive Officers.” In addition, for Mr. Staton, his incentive opportunity was based upon business unit performance in addition to overall corporate performance. Accordingly, for 2012, this column shows the Incentive Plan payout amount for each of the Named Executive Officers who received an incentive payout. Mr. Hamrock’s guaranteed minimum bonus payout and sign-on bonus are reflected in the Bonus column.

(5)	This column shows the change in the present value of each pension eligible Named Executive Officer’s accumulated benefits under the Company’s tax-qualified pension plans and the non-qualified Pension Restoration Plan as a result of annual pay and interest credits to their account balance under the plans as described in the narrative to the Pension Benefits table. Mr. Hamrock is not eligible to participate in either of the Company’s pension plans. For a description of these plans and the basis used to develop the present values, see the Pension Benefits table and accompanying narrative. No earnings on deferred compensation are shown in this column, since no earnings were above market or preferential.

(6)	The table below provides a breakdown of the amounts shown in the “All Other Compensation” column for each Named Executive Officer in 2012.

		Other Compensation
Name	Perquisites & Personal Benefits (a) ($)	Company Contributions To 401(k) Plan (b) ($)	Company Contributions To Savings Restoration Plan (c) ($)	Total ($)
Robert C. Skaggs, Jr.	16,336	17,500	45,500	79,336
Stephen P. Smith	15,080	17,500	22,021	54,601
Jimmy D. Staton	91,512	17,500	23,042	132,054
Joseph Hamrock	15,629	11,000	1,935	28,564
Carrie J. Hightman	18,050	17,500	15,750	51,300

(a)	All perquisites are valued based on the aggregate incremental cost to the Company, as required by the rules of the SEC. The “Compensation Discussion and Analysis—Perquisites” section of this proxy statement contains additional information about the perquisites provided by the Company to its Named Executive Officers. The perquisite amounts listed include financial planning and tax services as follows: Mr. Skaggs, $9,165; Mr. Smith, $8,076; Mr. Staton, $10,640; Ms. Hightman, $11,549; and Mr. Hamrock $10,356; annual physical as follows: Mr. Skaggs, $7,171; Mr. Smith, $7,004; Mr. Staton, $4,655; Ms. Hightman, $6,502; and Mr. Hamrock $5,273; spousal travel as follows: Mr. Staton, $4,648; travel expense as follows: Mr. Staton, $63,318; and living expenses as follows: Mr. Staton, $8,251. The travel expense for Mr. Staton was calculated by the Company based on the incremental variable operating costs associated with the use of the Company-leased aircraft to commute to his office, which includes an hourly use rate, fuel rate and other flight related fees and expenses. Mr. Staton is responsible for all taxes associated with the use of the Company aircraft for this purpose.

(b)	This column reflects Company matching contributions and profit sharing contributions made on behalf of each of the Named Executive Officers and a Company non-elective contribution of 3% of compensation on behalf of Mr. Hamrock to the 401(k) Plan. The 401(k) Plan is a tax-qualified defined contribution plan, as described above under “Compensation Discussion and Analysis Savings Programs.”

(c)	This column reflects Company matching contributions and profit sharing contributions made on behalf of the Named Executive Officers and a Company non-elective contribution of 3% of compensation on behalf of Mr. Hamrock in excess of IRS limits to the Savings Restoration Plan. The Savings Restoration Plan is a non-qualified defined contribution plan, as described above under “Compensation Discussion and Analysis — Savings Programs,” and in the narrative following the Non-qualified Deferred Compensation table.

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards under the Omnibus Plan to the Named Executive Officers in 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(5)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert C. Skaggs, Jr.	01/26/2012	360,000	900,000	1,440,000	64,185	128,370	256,740	—	2,635,436
Stephen P. Smith	01/26/2012	172,500	402,500	632,500	26,744	53,487	106,974	—	1,098,088
Jimmy D. Staton	01/26/2012	180,000	420,000	660,000	32,093	64,185	128,370	42,790	2,313,869
Joseph Hamrock	05/14/2012	74,593	193,941	313,289	11,943	23,885	47,770	23,885	1,105,313
Carrie J. Hightman	01/26/2012	118,750	285,000	451,250	16,046	32,092	64,184	—	658,849

(1)	Payouts under the Incentive Plan were based on 2012 performance as certified by the Committee. The information in the “Threshold,” “Target,” and “Maximum” columns reflects potential payouts based on the performance targets set under the 2012 Incentive Plan, as described in the Compensation Discussion and Analysis section under the caption “Annual Performance-Based Cash Incentive.” The amounts actually paid under the Incentive Plan for 2012 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a description of the Incentive Plan payout amounts, please see the Compensation Discussion and Analysis section under the caption “2012 Annual Incentive Plan Payouts to the Named Executive Officers.”

(2)	The information in the “Threshold,” “Target,” and “Maximum” columns reflects the potential share payouts under the 2012 performance share awards. The actual number of performance shares earned is determined based on performance over the three-year period 2012 through 2014. In order for participants to receive shares, the Company must attain specific performance goals. For a description, please see the Compensation Discussion and Analysis section under the caption “LTIP Awards.” If the target level of performance is met, the individual would receive 100% of the grant designated by the ONC Committee. The ONC Committee also set threshold and maximum goals. If the threshold level is not met, then the executive would not receive any value of that portion of the grant. At the threshold level, the executive would receive 50% of the value of that portion of the grant and at the maximum level the executive would receive 200% of the value of that portion of the grant.

(3)	The information in this column reflects the number of shares of restricted stock granted to Mr. Staton on January 26, 2012. The restricted stock vests in one-third increments on January 26, 2015, January 26, 2016 and January 26, 2017. During the vesting period, Mr. Staton receives dividends and has voting and other stock ownership rights with respect to the shares of restricted stock. The information in this column also reflects the number of restricted stock units granted to Mr. Hamrock on May 14, 2012 as part of his offer of employment to compensate him for the loss of a portion of his equity award from his prior employer. Two-thirds of Mr. Hamrock’s restricted stock unit award vests on May 2, 2013 and one-third vests on May 2, 2014.

(4)	The grant date fair value of the stock awards is based on the average market price of the Company’s common stock on the NYSE at the date of grant and, in the case of the performance share awards, the probable outcome of the applicable performance conditions.

(5)	Mr. Hamrock was eligible to receive an Incentive Plan payout based on performance against financial and safety measures described in the Compensation Discussion and Analysis section under the caption “2012 ONC Committee Compensation Actions—Annual Performance-Based Cash Incentives” solely to the extent such award was in excess of his guaranteed minimum bonus amount of $292,500. No amount was payable to Mr. Hamrock under the Incentive Plan because his guaranteed minimum bonus amount exceeded the amount of that would have been paid to him under the Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information at fiscal year-end concerning outstanding grants of equity awards to the Named Executive Officers, including awards of options to purchase common stock, restricted stock, restricted stock units, contingent stock and performance shares to the Named Executive Officers. No options were granted in 2012.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Robert C. Skaggs, Jr.	171,429	22.62	1/3/2015	—		—	—		—
	48,883	21.86	1/1/2014	—		—	—		—
	—	—	—	64,043	(4)	1,594,030	—		—
	—	—	—	46,685	(5)	1,161,990	—		—
	—	—	—	31,726	(6)	789,660	126,904	(7)	3,158,641
	—	—	—	33,476	(8)	833,218	133,905	(9)	3,332,895
	—	—	—	—		—	128,370	(12)	3,195,129
Stephen P. Smith	—	—	—	11,421	(6)	284,269	45,685	(7)	1,137,100
	—	—	—	—		—	50,884	(9)	1,266,503
	—	—	—	—		—	53,487	(12)	1,331,291
Jimmy D. Staton	—	—	—	11,421	(6)	284,269	45,685	(7)	1,137,100
	—	—	—	—		—	50,884	(9)	1,266,503
	—	—	—	42,790	(10)	1,065,043	64,185	(12)	1,597,565
Joseph Hamrock	—	—	—	23,885	(11)	594,498	23,885	(12)	594,498
Carrie J. Hightman	—	—	—	8,566	(6)	213,208	34,264	(7)	852,831
	—	—	—	—		—	37,493	(9)	933,201
	—	—	—	—		—	32,092	(12)	798,770

(1)	All outstanding options held by the Named Executive Officers have vested and are exercisable.

(2)	This column shows the market value of the unvested restricted stock unit and restricted stock awards held by the Named Executive Officers, based on $24.89 per share, the closing market price of the Company’s common stock on the NYSE on December 31, 2012.

(3)	This column shows the market value of the unvested contingent stock and performance shares held by the Named Executive Officers, based on $24.89 per share, the closing market price of the Company’s common stock on the NYSE on December 31, 2012.

(4)	The awards shown represent restricted stock units granted in 2009. Vesting of a portion of this award has been delayed in accordance with the terms of Mr. Skaggs’ award agreement due to limitations on deductibility under section 162(m) of the Internal Revenue Code. These shares are payable to Mr. Skaggs on the earlier to occur of: his termination of employment, the date he is no longer subject to section 162(m) of the Internal Revenue Code or the date that such shares could be paid to him and be deductible under 162(m).

(5)	The award shown represents restricted stock units granted on January 22, 2010. The original vesting date for this award was January 22, 2013. However, vesting of the entire award has been delayed in accordance with the terms of Mr. Skaggs’ award agreement due to limitations on deductibility under section 162(m) of the Internal Revenue Code. These units will vest and be payable in shares of the Company’s common stock on the earlier to occur of: his termination of employment, the date he is no longer subject to section 162(m) of the Internal Revenue Code or the date that the restricted stock units can be paid to him and be deductible under section 162(m).

(6)	The award shown represents restricted stock units granted on March 23, 2010. The vesting date for this award was January 31, 2013. However, with respect to Mr. Skaggs’ award, vesting of 28,999 restricted stock units has been delayed in accordance with the terms of Mr. Skaggs’ award agreement due to limitations on deductibility under section 162(m) of the Internal Revenue Code. These units will vest and be payable in shares of the Company’s common stock on the earlier to occur of: his termination of employment, the date he is no longer subject to section 162(m) of the Internal Revenue Code or the date that the restricted stock units can be paid to him and be deductible under section 162(m).

(7)	The awards shown represent contingent stock granted in 2010 at target levels. The number of shares that actually vested was dependent upon the Company meeting multi-year performance measures and was not determinable until January 31, 2013. The performance results and number of shares that actually vested based on above-target performance are set forth in the Compensation Discussion and Analysis under the section entitled “2012 ONC Committee Compensation Action — LTIP Awards.”

(8)	The award shown represents shares of restricted stock granted on January 28, 2011. This award vests on January 28, 2014.

(9)	The awards shown represent performance shares granted in 2011 at target levels. The number of shares that actually vest is dependent upon the Company meeting multi-year performance measures, and is not determinable until January, 2014.

(10)	The award shown represents shares of restricted stock granted on January 26, 2012. The award vests in one-third increments on January 26, 2015, January 26, 2016 and January 26, 2017.

(11)	The award shown represents restricted stock units granted in 2012. This award vests in two-thirds increments on May 2, 2013 and one-third increment on May 2, 2014.

(12)	The awards shown represent performance shares granted in 2012 at target levels. The number of shares that actually vest is dependent upon the Company meeting multi-year performance measures, and is not determinable until January, 2015. For a description of the performance share awards and the performance criteria and vesting schedule, please see “Compensation Discussion and Analysis — 2012 ONC Committee Compensation Actions — LTIP Awards.”

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(3)
Robert C. Skaggs, Jr.	27,287	104,796	275,179	(2)	6,290,592
Stephen P. Smith	—	—	79,890		1,826,285
Jimmy D. Staton	—	—	79,890		1,826,285
Joseph Hamrock	—	—	—		—
Carrie J. Hightman	—	—	73,744		1,685,788

(1)	The amounts in this column reflect the value realized upon exercise by the Named Executive Officer which is computed by determining the difference between the market price of the underlying securities at exercise and the exercise price.

(2)	The number of shares vested for Mr. Skaggs includes 3,937 shares that were distributed to him from his 2009 award of shares of restricted stock. Vesting of 64,043 shares of his 2009 award has been delayed in accordance with the terms of Mr. Skaggs’ award agreement due to limitations on deductibility under section 162(m) of the Internal Revenue Code. Those shares are payable to Mr. Skaggs on the earlier to occur of: his termination of employment, the date he is no longer subject to section 162(m) of the Internal Revenue Code or the date that such shares could be paid to him and be deductible under section 162(m).

(3)	The amounts in this column reflect the value realized by the Named Executive Officer upon the vesting of stock which is computed by multiplying the number of units by the market value of NiSource common stock on the vesting date.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Robert C. Skaggs, Jr.	Columbia Energy Group Pension Plan	31.5	1,327,227
	Pension Restoration Plan	31.5	3,520,593
Stephen P. Smith	Columbia Energy Group Pension Plan	4.5	73,382
	Pension Restoration Plan	4.5	187,528
Jimmy D. Staton	NiSource Inc. Pension Plan	4.8	73,382
	Pension Restoration Plan	4.8	195,181
Joseph Hamrock	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Carrie J. Hightman	NiSource Inc. Pension Plan	5.1	78,136
	Pension Restoration Plan	5.1	138,381

Tax Qualified Pension Plans.    The Company and its affiliates sponsor several qualified defined benefit pension plans for their respective exempt salaried employees hired before January 1, 2010, including the Named Executive Officers identified in the Pension Benefits Table. Mr. Hamrock is not eligible to participate in any defined benefit pension plan sponsored by the Company or its affiliates since he was hired after January 1, 2010. Benefits under these plans are funded through and are payable out of a trust fund, which consists of contributions made by the Company and the earnings of the fund.

The specific defined benefit pension plan in which an employee participates depends upon the affiliate into which the employee was hired. Messrs. Skaggs and Smith participate in the Columbia Energy Group Pension Plan (the “CEG Plan”) because they were participants in this plan at the time of the acquisition of Columbia Energy Group by the Company. Ms. Hightman and Mr. Staton participate in the NiSource Inc. Pension Plan (the “NiSource Plan”) because they were hired into the NiSource Corporate Services Company. Both the CEG Plan and the NiSource Plan previously provided for a “final average pay” benefit (“FAP benefit”) for exempt employees and, alternatively, a cash balance benefit feature (described below). As of January 1, 2011, all active exempt employees in the Company’s qualified defined benefit pension plans, including the CEG Plan and the NiSource Plan, who had accrued a benefit under a FAP benefit formula or, alternatively, under the prior cash balance formula, were converted to each plan’s respective current cash balance formula. Mr. Skaggs was the only Named Executive Officer participating in the FAP benefit at the time of the January 1, 2011 conversion. As such, Mr. Skaggs’ accrued benefit under the CEG plan is equal to his cash balance account, calculated as described below, or, if greater at the time of his retirement, his “protected benefit” which is a calculation taking into consideration the accrued benefit under the FAP benefit formula as of the day immediately preceding conversion of the participant’s benefit to the cash balance formula (using only service and compensation earned prior to the benefit conversion). Ms. Hightman and Mr. Staton were participating in the applicable current cash balance benefit formula at the time of the above-referenced conversion.

Pursuant to the above-described conversion of all exempt employees of the Company, including Mr. Skaggs, to the applicable current cash balance feature, each eligible exempt employee who transitioned to the current cash balance feature has an account benefit consisting of: (1) an “opening account balance” equal to either (a) in the case of an exempt employee transitioning from a FAP benefit formula, the lump sum actuarial equivalent of his accrued FAP benefit as of December 31, 2010, or (b) in the case of an exempt employee transitioning from the prior cash balance formula, equal to the account balance in such prior cash balance formula as of December 31, 2010; plus (2) annual pay and interest credits to the cash balance account. Annual pay credits to a participant’s account under the current cash balance formula equal a percentage of compensation, taking into account the Social Security Taxable Wage Base, based on the participant’s combined age and service for the plan year. The applicable pay credits are listed in the following table:

Sum of Age Plus Years of Service	Percentage of Total Compensation	Percentage of Compensation Above 1/2 of the Taxable Wage Base
Less than 50	4.0%	1.0%
50-69	5.0%	1.0%
70 or more	6.0%	1.0%

Compensation for purposes of annual pay credits means base pay, any performance-based pay, any “banked” vacation (in the year of vacation payout) and any salary reduction contributions made for the employee pursuant to a plan maintained by the Company or an affiliate under Internal Revenue Code Sections 125 or 401(k), but excluding any amounts deferred to a non-qualified plan maintained by the Company. In accordance with Internal Revenue Code limits, the maximum compensation taken into account in determining benefits under the plans with respect to all participants, including the Named Executive Officers, in 2012 was limited to $250,000. Interest is credited each year to the account based on the interest rate on 30-year Treasury securities, as determined by the Internal Revenue Service, for the September immediately preceding the first day of each year, subject to a minimum interest credit of 4%.

The automatic form of benefit under the cash balance features of both the CEG Plan and the NiSource Plan is a single life annuity in the case of an unmarried participant and a 50% joint and survivor pop-up annuity in the case of a married participant (unreduced for the value of the pop-up feature). Optional forms of payment are available under the pension plans, depending on the participant’s marital status and benefit feature. Each optional form of benefit is defined in the applicable plan to be the actuarial equivalent of the normal form of benefit defined in the plan.

Under the cash balance features of the applicable plans, any participant may take a distribution of his or her vested cash balance account benefit upon termination of employment, without any reduction. Alternatively, if the participant’s accrued benefit is determined by the protected benefit calculation referenced above (i.e., the protected benefit calculation is greater than the participant’s cash balance account), the participant would receive the protected benefit amount (which may reflect an actuarial or early retirement reduction if the participant elects to receive it prior to normal retirement date as provided in the applicable plan). Because each of the Named Executive Officers with the exception of Mr. Hamrock now participates in the current cash balance feature of the applicable plan, each such Named Executive Officer is eligible to take an unreduced distribution of his cash balance account upon termination of employment regardless of age and service, or if greater, the Named Executive Officer could take a distribution of the accrued benefit using the protected benefit calculation. Currently, Mr. Skaggs is the only Named Executive Officer who is eligible for early retirement (which impacts the protected benefit calculation), with early retirement defined under the CEG Plan as the earlier of age 55 with 10 years of eligible service or age 60 with 5 years of eligible service.

Assumptions.    The present value of the accumulated benefit for each Named Executive Officer identified above is their account balance payable under the applicable plan. For Mr. Skaggs, this value is greater than the present value of their protected benefit using the assumptions set forth in Note 12 — Pension and Other Postretirement Benefits in the footnotes to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The Company has not granted any extra years of credited service under the plans identified above.

Non-qualified Pension Benefit Plan.    The Company also sponsors the Pension Restoration Plan for NiSource Inc. and Affiliates (the “Pension Restoration Plan”). The Pension Restoration Plan is a non-qualified, unfunded defined benefit plan. The plan includes employees of the Company and its affiliates whose benefits under the applicable tax-qualified pension plan are limited by sections 415 and 401(a)(17) of the Internal Revenue Code including each of the Named Executive Officers with the exception of Mr. Hamrock. Mr. Hamrock is not eligible to participate in the Pension Restoration Plan since he does not accrue any benefit under a tax-qualified pension plan. The Pension Restoration Plan provides for a supplemental retirement benefit equal to the difference between (i) the benefit a participant would have received under the qualified pension plan had such benefit not been limited by sections 415 and 401(a)(17) of the Internal Revenue Code, or any other applicable section, and reduced by deferrals into the Company’s Deferred Compensation Plan, minus (ii) the actual benefit received under the qualified pension plan after applying any limits and considering deferrals into the Company’s Deferred Compensation Plan. Participants are provided the opportunity to elect any form of payment available under the qualified pension plan prior to accruing a benefit under the plan. If no election is made, the benefit is payable as a lump sum. The timing of payment under the Pension Restoration Plan generally is 45 days after one of the following: (1) if the participant qualifies for early retirement under the applicable qualified pension plan, following separation from service; or (2) if the participant does not qualify for early retirement at the time of separation from service, the later of separation from service or age 65. Key employees for purposes of section 409A of the Internal Revenue Code, however, may not receive payments triggered by separation from service until 6 months after the termination date.

No plan benefits were paid to any Named Executive Officer under the CEG Plan, the NiSource Plan or the Pension Restoration Plan in 2012.

Non-qualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(4)	Aggregate Earnings in Last FY ($)(5)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(6)
Robert C. Skaggs, Jr.	Deferred Compensation Plan(1)	—	—	343,011	—	2,663,996
	Savings Restoration Plan(2)	—	9,825	51,332	—	1,630,850
	Phantom Stock Units(3)	—	—	304,764	—	3,819,102
Stephen P. Smith	Savings Restoration Plan(2)	—	4,575	8,442	—	186,957
Jimmy D. Staton	Savings Restoration Plan(2)	—	4,575	4,270	—	136,448
Joseph Hamrock	Savings Restoration Plan(2)	—	—	—	—	—
Carrie J. Hightman	Savings Restoration Plan(2)	—	3,294	3,642	—	116,245

(1)	Amounts shown as “Executive Contributions in Last FY,” if any, were deferred under the Company’s Deferred Compensation Plan. The Named Executive Officers may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 100% of their bonus on a pre-tax basis. These contributions are fully vested. For a description of the Deferred Compensation Plan, please see “Compensation Discussion and Analysis—Deferred Compensation Plan” and the narrative accompanying this table.

(2)	Amounts shown as ‘Executive Contributions in Last FY,’ if any, were deferred under the Company’s Savings Restoration Plan. For a description of the Savings Restoration Plan, please see “Compensation Discussion and Analysis—Savings Programs” and the narrative accompanying this table. These contributions are fully vested.

(3)	For a description of the phantom stock units, see the narrative accompanying this table. All phantom stock units are vested. Dividend equivalent rights payable with respect to the phantom units are reinvested as additional phantom units at the election of Mr. Skaggs. Dividend equivalent rights are shown in the aggregate earnings in last fiscal year column and when taken in cash are also shown as a distribution.

(4)	The amount of Company contributions for each Named Executive Officer and reported in this column is included in each Named Executive Officer’s compensation reported on the Summary Compensation Table, as All Other Compensation.

(5)	The aggregate earnings in this column are not reported in the Summary Compensation Table. For a discussion of investment options under these plans, see the narrative accompanying this table.

(6)	The aggregate balance at December 31, 2012, except the phantom stock units and the aggregate earnings on deferred compensation, reflects amounts for each Named Executive Officer that would have been previously reported as compensation in the Summary Compensation Table for prior years had he or she been a Named Executive Officer in those prior years.

The Company sponsors two non-qualified defined contribution plans, neither of which credits above-market or preferential earnings. They are the Savings Restoration Plan and the Deferred Compensation Plan. Participants in both plans have an unsecured contractual right from the Company to be paid the amounts due under the plans from the general assets of the Company.

Savings Restoration Plan.    The Company sponsors the Savings Restoration Plan to provide a supplemental benefit to eligible employees, including the Named Executive Officers, equal to the difference between: (i) the employer contributions (including matching and profit sharing contributions) an employee would have received under the Company’s Retirement Savings Plan had such benefit not been limited by sections 415 (a limitation on annual contributions under a defined contribution plan of $50,000 for 2012) and 401(a)(17) (a limitation on annual compensation of $250,000 for 2012) of the Internal Revenue Code (the “IRC”), and the Retirement Savings Plan’s definition of compensation, which excludes deferrals into the Company’s Deferred Compensation Plan for purposes of calculating certain employer contributions, minus (ii) the actual employer contributions the employee received under the Retirement Savings Plan. Amounts credited under the Savings Restoration Plan are deferred on a pre-tax basis. All of the Named Executive Officers are eligible to participate in the Savings Restoration Plan. Participants’ accounts under the Savings Restoration Plan are 100% vested. Employees designate how these contributions will be invested; the investment options generally are the same as those available under the Company’s Retirement Savings Plan.

The timing of payment under the Savings Restoration Plan differs depending on whether the amounts were earned and vested before January 1, 2005 (“Pre-409A Amounts”) or after December 31, 2004 (“Post-409A Amounts”). Pre-409A Amounts generally are payable at the time when amounts under the Retirement Savings Plan are paid. Participants may elect in any year to withdraw Pre-409A Amounts, but that withdrawal is subject to a 10% reduction to the extent the payment is before the amount was otherwise payable under the Retirement Savings Plan. Post-409A Amounts generally are paid within 45 days after separation from service, although key employees generally must not be paid until 6 months after their separation date. Participants may not elect to receive early in-service distributions of Post-409A amounts. Both Pre-409A and Post-409A Amounts may be distributed upon an unforeseeable emergency. The form of payment for both amounts is the form elected by the participant among the choices available under the Retirement Savings Plan.

Deferred Compensation Plan.    The Company sponsors the Deferred Compensation Plan in which employees at certain job levels and other key employees designated by the ONC Committee, including the Named Executive Officers, are eligible to participate to allow deferral on a pre-tax basis of compensation, including compensation that would otherwise be limited by the IRC. Participants may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 80% of their non-equity incentive payment on a pre-tax basis. Employees designate how their contributions will be invested; the investment options generally are the same as those available under the Company’s Retirement Savings Plan except that there are additional investment options for former Bay State Gas Company Plan participant accounts. Employee contributions and any earnings thereon are 100% vested. The timing of payment under the Deferred Compensation Plan generally is the March 31 after the date of the participant’s separation from service. This timing applies both to the Pre-409A and Post-409A Amounts. In the case of Post-409A Amounts payable to key employees within the meaning of IRC Section 409A, payments generally will not be payable until 6 months after the date of separation from service. Participants also may elect to receive in-service distributions of both Pre-409A and Post-409A Amounts. If a participant requests an in-service distribution of a Pre—409A Amount with less than 12 months’ advance notice, however, the distribution is subject to a 10% reduction. Participants may delay the commencement of dis-

tributions for five years after their originally scheduled payment date, in accordance with the deferral timing procedures under IRC Section 409A. Both Pre-409A and Post-409A Amounts also may be paid upon an unforeseeable emergency. The form of payment for both amounts may be either a lump sum or annual installments of up to 15 years, as elected by the participant.

Phantom Units.    Mr. Skaggs was granted fully vested phantom stock units (“Units”) following the acquisition by the Company of Columbia Energy Group, as part of an agreement entered into as of February 1, 2001. Under this agreement, Mr. Skaggs agreed to terminate his rights under a Columbia Energy Group Change-in-Control Agreement. In exchange, he accepted employment with the Company and agreed to non-competition and non-solicitation provisions. These Units are recorded as a bookkeeping entry on the Company’s books and records and represent an unsecured contractual right to receive cash in the future. They are unfunded and subject to the rights of the Company’s general creditors. One Unit is equal in value to one share of common stock of the Company. The Units also are credited with dividend equivalents, which are equal in value to dividends declared on shares of the Company’s common stock and payable, at Mr. Skaggs’ election, in cash or credited to his account as additional Units. Mr. Skaggs’ election must be made in the calendar year prior to the year in which the dividend equivalents are credited. These Units are payable in cash upon Mr. Skaggs’ termination of employment from the Company subject to his execution of a general release of claims.

Potential Payments upon Termination of Employment or a Change-in-Control of the Company

The Company provides certain benefits to eligible employees, including the Named Executive Officers, upon certain types of termination of employment, including a termination of employment involving a Change-in-Control of the Company. These benefits are in addition to the benefits to which the employees would be entitled upon a termination of employment generally (i.e., (i) vested retirement benefits accrued as of the date of termination, (ii) stock-based awards that are vested as of the date of termination, and (iii) the right to continue medical coverage pursuant to COBRA). The incremental benefits that pertain to the Named Executive Officers are described below.

NiSource Executive Severance Policy.    The NiSource Executive Severance Policy was established to provide severance pay and other benefits to terminated executive-level employees who satisfy the terms of the policy. An employee is not eligible to receive benefits under the policy if termination of employment results in the employee being eligible for a payment under a Change-in-Control and Termination Agreement.

A participant becomes entitled to receive benefits under the policy only if he or she is terminated for any of the following reasons: (a) the employee’s position is eliminated due to a reduction in force or other restructuring; (b) the employee’s position is required by the Company to relocate more than 50 miles from its current location and results in the employee having a longer commute of at least 20 miles and the employee chooses not to relocate; or (c) the employee is constructively terminated. Constructive termination means (1) the scope of the participant’s position is changed materially or (2) the participant’s base pay is reduced by a material amount or (3) the participant’s opportunity to earn a bonus under a corporate incentive plan of the Company is materially reduced or is eliminated, and, in any such event, the participant chooses not to remain employed in such position.

Under the NiSource Executive Severance Policy, an eligible employee receives severance pay in the amount of 52 weeks of base salary at the rate in effect on the date of termination. The employee also receives: a lump sum payment equivalent to 130% of 52-weeks of COBRA (as defined in the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974) continuation coverage premiums; and outplacement services.

All of the Named Executive Officers are eligible to receive benefits under the NiSource Executive Severance Policy.

Change-in-Control and Termination Agreements and Employment Agreements.    As of December 31, 2012, the Company had Change-in-Control and Termination Agreements with each of the Named Executive Officers except for Mr. Hamrock. In January 2013, the ONC Committee approved entering into a Change-in-Control Agreement with Mr. Hamrock effective in 2013. The Company entered into these agreements based upon its belief that these agreements are in the best interests of the stockholders, to ensure that in the event of extra-

ordinary events, a thoroughly objective judgment is made on any potential corporate transaction, so that stockholder value is appropriately safeguarded and maximized by having these agreements. The Change in Control Agreements can be terminated on twenty-four months’ notice and provide for the payment of specified benefits if the executive terminates employment for “Good Reason” (as defined below) or is terminated by the Company for any reason other than “Good Cause” (as defined below) within twenty-four months following certain Change-in-Control events.

For purposes of the Change-in-Control and Termination Agreements:

“Change-in-Control” shall be deemed to take place on the occurrence of any of the following events: (1) the acquisition by an entity, person or group (including all affiliates or associates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of capital stock of the Company entitled to exercise more than 30% of the outstanding voting power of all capital stock of the Company entitled to vote in elections of directors (“Voting Power”); (2) the effective time of: (i) a merger or consolidation of the Company with one or more other corporations unless the holders of the outstanding Voting Power of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any affiliate or associate thereof) hold at least 50% of the Voting Power of the surviving or resulting corporation (in substantially the same proportion as the Voting Power of the Company immediately prior to such merger or consolidation), or (ii) a transfer of a substantial portion of the property of the Company, other than to an entity of which the Company owns at least 50% of the Voting Power; or (3) the election to the Board of the Company of candidates who were not recommended for election by the Board, if such candidates constitute a majority of those elected in that particular election (for this purpose, recommended directors will not include any candidate who becomes a member of the Board as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board or as a result of any appointment, nomination, or other agreement intended to avoid or settle a contest or solicitation). Notwithstanding the foregoing, a Change-in-Control shall not be deemed to take place by virtue of any transaction in which the executive is a participant in a group effecting an acquisition of the Company and, after such acquisition, the executive holds an equity interest in the acquiring entity.

“Good Cause” shall be deemed to exist if, and only if, the Company notifies the executive, in writing, within 60 days of its knowledge that one of the following events occurred: (1) the executive has engaged in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the Company; or (2) the executive has been convicted of a criminal violation involving fraud or dishonesty.

“Good Reason” shall be deemed to exist if, and only if: (1) there is a significant diminution in the nature or the scope of the executive’s authorities or duties; (2) there is a significant reduction in the executive’s monthly rate of base salary and the executive’s opportunity to earn a bonus under an incentive bonus compensation plan maintained by the Company or the executive’s benefits; or (3) the Company changes by 50 miles or more the principal location at which the executive is required to perform services as of the date of a Change-in-Control.

The agreements provide for a payment of two (three in the case of Mr. Skaggs) times the executive’s current annual base salary and target incentive bonus compensation. The executive will also receive a pro rata portion of the executive’s targeted incentive bonus for the year of termination. The agreements also provide for an increase in the payment made to the executive as necessary to compensate the executive on an after-tax basis for any parachute excise tax imposed on the payment of amounts under the contracts. However, in the event that payments under the agreements do not exceed 110% of the amount that could be paid to a particular executive without giving rise to any excise tax, then the executive’s payments would be reduced to avoid the excise tax and no gross-up payment would be made. In January 2010, the Committee determined that all new Change-in-Control Agreements entered into between the Company and employees from that time forward would not match “gross-up” payments to reimburse such employees for individual excise or income taxes incurred with respect to benefits triggered by a Change-in-Control of the Company.

The agreements provide for the executives to receive 130% of the COBRA continuation premiums due for the two-year period following termination. In the event of a Change-in-Control, all equity awards which have been granted to each of the Named Executive Officers (including the CEO) under the Company’s Long-Term Incentive Plan and the Omnibus Plan will immediately vest.

Pursuant to a letter agreement dated May 14, 2008 between the Company and Mr. Smith, if the Company terminates his employment other than for cause or if he terminates his employment for good reason, he is entitled to receive the following severance benefits: (1) a lump sum payment equal to his annual base salary; (2) a lump sum payment equal to his prorated target incentive for the year in which termination occurs; (3) a lump sum payment equal to 130% of COBRA continuation coverage premiums for one year; and (4) reasonable outplacement services.

Potential Payments Upon Termination of Employment.    The table below represents amounts payable at, following, or in connection with the events described below, assuming that such events occurred on December 31, 2012 for each of the Named Executive Officers.

	Severance ($)	Pro Rata Target Bonus Payment ($)	Equity Grants ($)	Welfare Benefits ($)	Outplacement ($)	Excise Tax & Gross Up ($)	Total Payment ($)
Robert C. Skaggs, Jr.
Voluntary Termination(1)	—	—	1,594,030	—	—	—	1,594,030
Retirement(2)	—	—	8,704,680	—	—	—	8,704,680
Disability(2)	—	—	8,704,680	—	—	—	8,704,680
Death(2)	—	—	8,704,680	—	—	—	8,704,680
Involuntary Termination(3)	900,000	—	8,704,680	15,164	25,000	—	9,644,844
Change-in-Control(4)	5,400,000	900,000	3,766,852	53,495	25,000	4,191,482	14,336,829
Stephen P. Smith
Voluntary Termination(1)	—	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—	—
Disability(2)	—	—	2,634,059	—	—	—	2,634,059
Death(2)	—	—	2,634,059	—	—	—	2,634,059
Involuntary Termination(3)	575,000	402,500	—	15,441	25,000	—	1,017,941
Change-in-Control(4)	1,955,000	402,500	4,019,163	34,973	25,000	2,701,237	9,137,873
Jimmy D. Staton
Voluntary Termination	—	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—	—
Disability(2)	—	—	2,992,350	—	—	—	2,992,350
Death(2)	—	—	2,992,350	—	—	—	2,992,350
Involuntary Termination(3)	600,000	—	—	15,229	25,000	—	640,229
Change-in-Control(4)	2,040,000	420,000	5,350,479	34,726	25,000	3,232,941	11,103,146
Carrie J. Hightman
Voluntary Termination(1)	—	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—	—
Disability(2)	—	—	1,899,953	—	—	—	1,899,953
Death(2)	—	—	1,899,953	—	—	—	1,899,953
Involuntary Termination(3)	475,000	—	—	15,553	25,000	—	515,553
Change-in-Control(4)	1,520,000	285,000	2,797,761	34,485	25,000	1,940,868	6,603,114
Joseph Hamrock
Voluntary Termination(1)	—	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—	—
Disability(2)	—	—	458,797	—	—	—	458,797
Death(2)	—	—	458,797	—	—	—	458,797
Involuntary Termination(3)	450,000	292,500	—	15,553	25,000	—	783,053
Change-in-Control(4)	450,000	292,500	1,188,995	—	—	—	1,931,495

(1)	Upon voluntary termination, Mr. Skaggs would receive 64,043 shares under his 2009 Restricted Stock Unit Award which were subject to delayed vesting in accordance with the terms of his award agreement due to limitations on deductibility under Section 162(m) of the Internal Revenue Code. These shares are payable to Mr. Skaggs on the earlier to occur of his termination of employment, the date he is no longer subject to Section 162(m) of the Internal Revenue Code or the date that such shares could be paid to him and be deductible under Section 162(m). Mr. Skaggs would also receive the pro-rated equity amounts reflected below in note 2 because he is retirement eligible at termination. Amounts payable to each of the Named Executive Officers as shown in the Pension Benefits Table and the Nonqualified Deferred Compensation Table and under the tax-qualified, nondiscriminatory 401 (k) Plan are not included.

(2)	Special vesting rules apply in the event of Retirement, Disability or death pursuant to the terms and conditions of our equity award agreements as discussed above under “Compensation Disclosure and Analysis — LTIP Awards.” Only Mr. Skaggs was eligible for Retirement as of December 31, 2012. For Mr. Skaggs, 349,726 shares would have pro-rata vested as a result of his Retirement, Disability or death. The number of shares that would have vested in the event of the Disability or death of the other Named Executive Officers are: Mr. Smith, 105,828 shares; Mr. Staton, 120,223 shares; Ms. Hightman, 76,334 shares; and Mr. Hamrock, 18,433 shares. The value of the equity grants was determined by multiplying the closing price of the Company’s common stock on the NYSE on December 31, 2012 of $24.89 by the number of shares that would have vested upon the Retirement, Disability or death, as applicable, of the Named Executive Officer and, with respect to performance shares, assumes a payout at the target level. No performance shares are actually payable until such time as the ONC Committee certifies attainment of the applicable performance goals, except in the case of death with more than 12 months remaining in the performance period, in which case the performance shares are payable at target levels regardless of ONC Committee certification.

(3)	Amounts shown reflect payments to be made upon termination of the Named Executive Officer under the Company’s Executive Severance Policy described above, or in the case of Mr. Smith, pursuant to the terms of his employment agreement and in the case of Mr. Hamrock, pursuant to the terms of his offer letter.

(4)	Amounts shown reflect payments to be made upon termination of employment in the event of a Change-in-Control of the Company under the Change-in-Control and Termination Agreements described above. The amount shown for Mr. Skaggs’ equity grants does not include the 349,726 shares referred to in note (2) above, which would automatically pro-rata vest in the event of his termination of employment regardless of a Change-in-Control or the 64,043 shares under his 2009 Restricted Stock Unit Award referred to in note (1) above, which are payable to him in the event of his termination of employment regardless of a Change-in-Control. Mr. Hamrock did not have a Change-in-Control Agreement in effect during 2012; in the event of termination of employment upon a Change-in-Control, Mr. Hamrock would receive amounts payable under the Company’s Executive Severance Policy and would fully vest in his equity awards in accordance with the terms of his award agreements. Mr. Hamrock has a Change-in-Control and Termination Agreement effective January 24, 2013.

PROPOSAL II — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board appointed Deloitte & Touche LLP, 111 South Wacker Drive, Chicago, IL 60606, as independent auditors to examine the Company’s accounts for the fiscal year ending December 31, 2013. A representative of Deloitte & Touche LLP will be present at the meeting, will be given an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board of Directors and its Audit Committee consider Deloitte & Touche LLP well qualified to serve as the Company’s independent registered public accountants. The Board of Directors recommends ratification of such appointment by the stockholders.

Although action by stockholders for this matter is not required, the Board of Directors and the Audit Committee believe that it is appropriate to seek stockholder ratification of this appointment in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accountants and their level of independence from management. If the proposal is not approved and the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is needed to ratify the appointment of Deloitte & Touche LLP. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP. Abstentions will have the same effect as a vote against the proposal. Brokers have discretionary authority to vote on this proposal, so there will be no broker non-votes.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2013.

PROPOSAL III — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Pursuant to federal securities laws, the Company is submitting to stockholders a proposal for a non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers.

The Board of Directors encourages stockholders to carefully review the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis, for a thorough discussion of the Company’s executive compensation program and philosophy. The compensation program is designed to be significantly performance-based and to attract and retain highly qualified individuals who enhance long-term stockholder value by contributing to the Company’s ongoing success. All facets of the compensation program are regularly monitored by the Officer Nomination and Compensation Committee to ensure that the program is well-tailored to fulfill the Company’s compensation philosophy and objectives.

In considering this proposal, stockholders may wish to consider the following factors that demonstrate the Company’s commitment to maintaining a robust compensation program:

•	Compensation is closely tied to both corporate and individual performance;

•	Annual and long-term incentive compensation opportunities are contingent on the Company achieving pre-established goals;

•	Total compensation packages are competitive with those offered by members of the Company’s Comparative Group;

•	Perquisites are appropriately limited in number and modest in dollar value; and

•	The Company’s compensation program does not create incentives for behaviors that create material risk to the Company.

As discussed in the Executive Compensation section of this Proxy Statement, the ONC Committee and the Board believe that the Company’s executive compensation program fulfills the objectives of its compensation philosophy in a prudent and effective manner.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.

As this is an advisory vote, the result will not be binding on the Company, the Board or the ONC Committee, although the Committee and the Board will carefully consider the outcome of the vote when evaluating the Company’s compensation program and philosophy.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is needed to approve the advisory vote on the compensation of the Named Executive Officers. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the advisory approval of executive compensation of the Company’s Named Executive Officers. Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes. Broker non-votes will have no effect on the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF EXECUTIVE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL IV — STOCKHOLDER PROPOSAL REGARDING ACTION BY WRITTEN CONSENT

Mr. Ray T. Chevedden of 5965 S. Citrus Avenue, Los Angeles, California 90043, who beneficially held at least $2,000 in market value of common stock, has informed the Company that he plans to present the following proposal at the meeting:

Proposal IV – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent includes all issues that shareholders may propose. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law.

The shareholders of Wet Seal (WTSLA) successfully used written consent to replace certain underperforming directors in October 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

This proposal topic received our 42% support in 2011 and might have received a majority vote depending on these two factors: Had our directors been neutral on this topic and had our directors been willing to make it as easy to vote for this proposal topic as it was to vote against it. It would take only one-click to vote against this proposal—but more than a dozen clicks to vote in favor due to our biased 2012 Internet voting system.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, expressed concern about our executive pay. Our company continued to give discretionary bonuses, which undermined pay-for-performance. Former Group CEO Christopher Helms received nearly $5 million in separation pay. Because such pay is not linked directly to company performance, it is difficult to justify in terms of shareholder value. Our CEO, Robert Skaggs, had a potential $29 million entitlement for a change in control.

Our Chairman, Ian Rolland who will retire in 2013, was age 78 and had 34-year long-tenure—which eroded independence. Carolyn Woo had 14-years long-tenure and was negatively flagged by GMI due to her involvement with the Circuit City bankruptcy. Nonetheless Ms. Woo was on our nomination and executive pay committees. Long-tenured directors can form relationships that hinder their ability to provide effective oversight.

Marty Kittrell received our highest negative votes except for Mr. Rolland. And Mr. Kittrell was on our nomination and executive pay committees. Teresa Taylor, a new 2012 director, appeared to be between jobs at age 48. Our nomination committee had 9 members, which made it larger than many boards. This negates the benefit of the more typical, smaller committee structure which adds an additional layer of review on major decisions.

Please encourage our board to respond positively to this proposal to protect shareholder value:

Right to Act by Written Consent – Proposal IV

Board of Directors’ Statement in Opposition

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

The stockholders considered and rejected a very similar proposal regarding action by less-than-unanimous written consent at its May 2011 annual meeting. The Board of Directors and its Corporate Governance Committee have again considered this proposal and again concluded that it is unnecessary and not in the best interests of our stockholders.

Requiring that stockholder action be taken at a meeting effectively safeguards the broader interests of all stockholders.

The Company’s Certificate of Incorporation provides that stockholder action must be effected at a duly called annual or special meeting and may not be effected by written consent. Stockholders may propose any proper matter for a vote at our annual meeting, and, in addition, shareowners holding 25% of the outstanding common shares may call a special meeting of stockholders. In the context of an annual or special meeting, all stockholders have the opportunity to express views on proposed actions and to participate in the meeting and stockholder vote, which occur at a time and date announced publicly in advance of the meeting. These provisions ensure that stockholders can raise matters for consideration while protecting stockholders’ interests in receiving notice of and an opportunity to voice concerns about proposed actions affecting our company. The proposal, however, would allow shareowners holding a bare majority of shares outstanding to use the written consent procedure to act on significant matters without any discussion whatsoever among stockholders as to the merits of the action, without a meeting and without any prior notice to all stockholders.

The Board believes that it is not in the best interests of the Company and its stockholders to allow a group of majority stockholders to dictate decisions of the Company without a meeting, as it could effectively disenfranchise minority stockholders and not allow for a full discussion of all views.

Multiple stockholder actions by written consent could lead to substantial confusion and disruption.

Permitting stockholder action by written consent could also create substantial confusion and disruption in a publicly held corporation with over 311 million outstanding shares. Multiple groups of stockholders would be able to solicit written consents at any time and as frequently as they choose on a range of issues, some of which may be duplicative or conflicting. This could lead to a chaotic state of corporate affairs, rather than the orderly stockholder meeting process currently in place.

Our corporate governance policies ensure that the Board is held accountable and provide stockholders with access to the Board and ample opportunity to submit items for approval at annual or special meetings.

The Board believes that the Company’s highly effective corporate governance policies obviate any need for a group of stockholders to act by written consent.

In recent years, the Board has acted time and again to enhance its accountability to the Company’s stockholders through various significant actions, including:

•	Eliminating the classified structure of the Board to allow for annual election of all directors.

•

Adopting a voting standard in uncontested director elections requiring each nominee to receive more votes in favor of election than against and a resignation requirement for directors who fail to receive the required vote.

•	Eliminating all supermajority voting requirements in our Certificate of Incorporation and By-Laws.

•	Amending our Corporate Governance Guidelines to require stockholder approval of any future “poison pill” prior to or within twelve months after adoption by the Board.

•	Giving the holders of 25% of the outstanding shares of common stock the right to call a special meeting.

In addition, the Company’s stockholders currently have the right to:

•	Communicate directly with any director, any Board committee or the full Board.

•	Propose director nominees to the Corporate Governance Committee.

•

Submit proposals for presentation at an annual meeting and for inclusion in the Company’s proxy statement for that annual meeting, subject to certain conditions and the rules and regulations of the SEC.

The Board believes that the Company’s existing corporate governance policies provide the appropriate balance between ensuring Board accountability to stockholders and enabling the Board to effectively oversee the Company’s business and affairs for the long-term benefit of all stockholders. In addition, these policies provide stockholders with meaningful access to Board members and ample opportunities to bring matters before the stockholders – all stockholders – on an annual basis, or more frequently.

THE BOARD BELIEVES THAT THIS PROPOSAL IS NOT IN YOUR BEST INTERESTS. THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL V — STOCKHOLDER PROPOSAL TO ESTABLISH A POLICY TO END BENCHMARKING CEO COMPENSATION

The Utility Workers Union of America, who beneficially held at least $2,000 in market value of common stock, has informed the Company that it plans to present the following proposal at the meeting:

RESOLVED: The shareholders of NiSource Inc. (the “Company”) urge the Officer Nomination and Compensation Committee (the “Committee”) of the Board of Directors to adopt a policy to end the practice of benchmarking the CEO’s total compensation to that of CEOs of peer companies. The Committee should implement this policy in a manner that does not violate any existing employment agreement.

Supporting Statement

We believe runaway executive compensation remains a significant problem at U.S. corporations, and that peer benchmarking is at the core of this problem.

For example, the Board of Directors awarded CEO Robert Skaggs nearly $5 million in total compensation during 2011. This represented a 20% increase from the CEO’s total compensation of $4.1 million only two years earlier.

Many observers have identified peer benchmarking as a key driver for the routine ratcheting up of CEO pay without regard to performance. This is related to several factors:

•

Decoupling pay from performance:    Determining CEO compensation based on other companies’ pay practices separates pay from executive and corporate performance, since “one company’s showering of rewards on its executives affects the executive pay at every one of its peers.” (“CEO’s and the Pay-’Em-or-Lose-’Em Myth,” New York Times, Sept. 22, 2012)

•

Lake Wobegon effect:    Most major U.S. corporations now set their executive pay targets at or above the median of their peer group, resulting in a constant upward spiral. Former Federal Reserve chairman Paul Volcker once referred to this as the “Lake Wobegon syndrome,” where all CEOs—like all the children in author Garrison Keillor’s fictional town—are “above average.” (“Cozy relationships and ‘peer benchmarking’ send CEOs’ pay soaring,” Washington Post, Oct. 3, 2011)

•

Gaming the system:    Studies have also criticized the prospect for corporate boards to manipulate peer group selection by “cherry picking” companies with highly paid CEOs. One recent analysis of S&P 500 and S&P MidCap 400 firms concluded that “firms tend to choose highly paid peers to justify their high CEO compensation.” (Michael Faulkender & Jun Yang, Journal of Financial Economics, 2010)

Even where peer groups are fairly constructed, a recent study funded by the Investor Responsibility Research Center Institute concluded that peer benchmarking inevitably leads to spiraling executive pay. According to this study, “peer group comparisons and median targeting are a central part of today’s ‘mega-pay machine,’” and “any executive compensation reform must start there.” (Charles Elson and Craig Ferrere, “Executive Superstars, Peer Groups and Over-Compensation—Cause, Effect and Solution,” September 2012)

We believe our Company should end the use of peer benchmarking to set CEO pay, and instead should develop a system of fair and rational compensation that focuses on internal metrics of the Company, including internally consistent pay scales.

We therefore urge shareholders to vote FOR this proposal.

Board of Directors’ Statement in Opposition

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board and its ONC Committee have considered this proposal and, as discussed below, believe that it is not in the best interests of the Company or our stockholders. This conclusion is based on the following: (1) peer compensation data is only one of many factors considered in setting CEO compensation: (2) the Company does not benchmark CEO compensation to a specified level: (3) the ONC Committee believes that the selected peer group is reasonable, appropriate and important as a reference: and (4) 81% of our CEO’s 2012 total compensation is performance-based.

As explained in more detail in the Compensation Discussion and Analysis (“CD&A”) in this Proxy Statement, the ONC Committee has appropriately designed an executive compensation program that enables the Company to attract and retain highly qualified executives and motivate key executives to both create stockholder value, and achieve and exceed the Company’s business objectives. To achieve these goals, when setting CEO compensation, the ONC Committee considers numerous factors in addition to compensation practices for CEOs at peer companies, including: (1) the CEO’s individual performance; (2) the appropriate mix of cash and equity; (3) prior awards granted under equity plans; (4) information, analyses and objective advice from the independent compensation consultant; (5) historical payouts; and (6) the CEO’s existing base salary. Moreover, when the ONC Committee considers CEO compensation at peer companies, it does so only for the purpose of targeting total compensation to be competitive within our industry and not for the purpose of benchmarking CEO compensation to a specified level as presumed by the proposal.

This proposal also is unnecessary because the peer group considered by the ONC Committee when setting CEO compensation is reasonable. As discussed in the CD&A, the peer companies are leading gas, electric, combination utility and natural gas transmission companies that have been selected by the ONC Committee for their operational comparability to the Company and, significantly, because we generally compete with these companies for the same executive talent. The ONC Committee annually reviews these peer companies and, when appropriate, adjusts the peer group. In addition, the ONC Committee engages an independent compensation consultant to advise on the appropriateness of the peer group.

Finally, this proposal is unnecessary because the Company’s compensation program is primarily focused on aligning compensation with Company performance. The Company’s annual performance-based cash incentives and long-term performance-based equity incentives serve to align the interests of executive and stockholders. For example, the Company’s annual equity grants are 100% performance-based, measured by Company performance over a three-year period from the date of grant. As a result, 81% of the CEO’s 2012 total compensation is performance-based (total compensation includes base salary, the annual short-term performance-based incentive payable at target level and the annual long-term performance-based equity award). Thus, the actual amount of the CEO’s total compensation is largely dependent on Company performance against pre-established performance measures and, in the case of annual equity awards, stock price at the time the award is earned.

THE BOARD BELIEVES THAT THIS PROPOSAL IS NOT IN YOUR BEST INTERESTS. THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee consists of Messrs. Candris, Cornelius, Jesanis, Kittrell and Rolland and Ms. Parker. Each of the members of the Audit Committee is independent as defined by the applicable NYSE rules and meets the additional independence standard set forth by the Board of Directors. Each of the members of the Audit Committee also is “financially literate” for purposes of applicable NYSE rules. The Board of Directors, after substantial deliberation and a careful review of the Securities and Exchange Commission rules, has designated Marty R. Kittrell, the Chairman of the Audit Committee, as the “audit committee financial expert.”

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and has discussed with Deloitte & Touche LLP, the Company’s independent registered public accountants, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”), Auditing Standard AU 380, “Communications with Audit Committees”; SEC regulation S-X Rule 2-07; PCAOB

Auditing Standard No. 5 and the NYSE Corporate Governance Rules. The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with Deloitte & Touche LLP its independence. The Audit Committee has considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with maintaining Deloitte & Touche LLP’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Upon recommendation of the Audit Committee, the Company has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Audit Committee

Marty R. Kittrell, Chairman

Aristides S. Candris

Sigmund L. Cornelius

Michael E. Jesanis

Deborah S. Parker

Ian M. Rolland

February 18, 2013

INDEPENDENT AUDITOR FEES

The following table represents the aggregate fees for professional audit services rendered by Deloitte & Touche LLP, the Company’s independent auditors, for the audit of the Company’s annual financial statements for the years ended December 31, 2011 and 2012, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2011	2012
Audit Fees(1)	$5,949,000	$5,837,000
Audit-Related Fees(2)	614,405	773,996
Tax Fees(3)	149,153	262,690
All Other Fees(4)	30,922	37,630

(1)	Audit Fees — These are fees for professional services performed by Deloitte & Touche LLP for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax Fees — These are fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning.

(4)	All Other Fees — These are fees for permissible work performed by Deloitte & Touche LLP that does not meet the above categories.

Pre-Approval Policies and Procedures.    During fiscal year 2012, the Audit Committee approved all audit, audit related and non-audit services provided to the Company by Deloitte & Touche LLP prior to management engaging the auditor for those purposes. The Audit Committee’s current practice is to consider for pre-approval annually all audit, audit related and non-audit services proposed to be provided by our independent auditors for the fiscal year. Additional fees for other proposed audit-related or non-audit services which have been properly presented to the Pre-Approval Subcommittee of the Audit Committee (consisting of Marty R. Kittrell) by the Vice President, Controller and Chief Accounting Officer of the Company (not within the scope of the approved audit engagement) may be considered and, if appropriate, approved by the Pre-Approval Subcommittee of the Audit Committee, subject to later ratification by the full Audit Committee. In no event, however, will any non-audit related service be presented or approved that would result in the independent auditor no longer being considered independent under the applicable SEC rules or any service be presented or approved by the Pre-Approval Subcommittee the fees for which are estimated to exceed $100,000. In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent auditor, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte & Touche LLP is compatible with maintaining that firm’s independence.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information for all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as directors), in effect as of December 31, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)
Equity compensation plans approved by security holders(1)	4,372,506	22.21	7,776,457
Equity compensation plans not approved by security holders	—	—	—
Total	4,372,506	—	7,776,457

(1)	The Plans approved by security holders include the following plans: the 1994 Long Term Incentive Plan, as approved by the stockholders on May 10, 2005 (no shares remain available for future issuance under the plan), the Non-Employee Director Stock Incentive Plan, as approved by the stockholders on May 20, 2003 (no shares remain available for future issuance under the plan), the Omnibus Plan as approved by the stockholders on May 10, 2010 (7,359,009 shares remain available for issuance under the plan), and the NiSource Inc. Employee Stock Purchase Plan, last approved by the stockholders on May 15, 2012 (417,448 shares remain available for purchase under the plan).

(2)	In calculating the weighted-average exercise price of outstanding options, shown in column (b), restricted stock units and contingent stock which can convert into shares of common stock upon maturity have been excluded. Restricted stock units and contingent stock are payable at no cost to the grantee on a one-for-one basis.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2014 ANNUAL MEETING

Any of our stockholders who wish to bring any business before the 2014 Annual Meeting must file a notice of the holder’s intent to do so no earlier than January 14, 2013, and no later than February 13, 2014. The notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Any holder of common stock who wishes to submit a proposal to be included in the Company’s proxy materials in connection with the 2014 Annual Meeting must submit the proposal to the Corporate Secretary of the Company no later than December 16, 2013. The holder submitting the proposal must have owned common stock having a market value of at least $2,000 for at least one year prior to submitting the proposal and represent to the Company that the holder intends to hold those shares of common stock through the date of the 2014 Annual Meeting.

Any holder of common stock who wishes to nominate a director at the 2014 Annual Meeting must file a notice of the nomination no earlier than January 14, 2014, and no later than February 13, 2014. The Company’s by-laws require that a notice to nominate an individual as a director must include the name of each nominee proposed, the number and class of shares of each class of stock of the Company beneficially owned by the nominee, such other information concerning the nominee as would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the nominee, the nominee’s signed consent to serve as a director of the Company if elected, the nominating stockholder’s name and address, and the number and class of shares of each class of stock beneficially owned by the nominating stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Exchange Act, the Company believes that all of its directors, officers and beneficial owners of more than 10% of its common stock filed all such reports on a timely basis during 2012.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Attention is directed to the financial statements contained in the Company’s Annual Report for the year ended December 31, 2012. A copy of the Annual Report has been sent, or is concurrently being sent, to all stockholders of record as of March 19, 2012. These statements and other reports filed with the SEC are available through our website at www.nisource.com/financials.cfm.

AVAILABILITY OF FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the financial statements and the financial statement schedules, but without exhibits, is contained within the Company’s Annual Report which has been sent, or is concurrently being sent, to you and will be provided without charge to any stockholder or beneficial owner of our shares upon written request to Robert E. Smith, Corporate Secretary, NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410 and is also available on our website at www.nisource.com/annuals.cfm.

OTHER BUSINESS

The Board of Directors does not intend to bring any other matters before the Annual Meeting and does not know of any matters that will be brought before the meeting by others. If any matters properly come before the meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.

Please vote your shares by telephone, through the Internet or by promptly marking, dating, signing and returning the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Robert E. Smith

Corporate Secretary

Dated: April 12, 2013

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 13, 2013.
Vote by Internet
•Go to www.investorvote.com/NI
•Or scan the QR code with your smartphone
•Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote “FOR” Proposals I, II and III, and “AGAINST”
Proposals IV and V.
Proposal I - To elect eleven directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed.
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

1.1 - Richard A. Abdoo	☐	☐	☐	1.2 - Aristides S. Candris	☐	☐	☐	1.3 - Sigmund L. Cornelius	☐	☐	☐

1.4 - Michael E. Jesanis	☐	☐	☐	1.5 - Marty R. Kittrell	☐	☐	☐	1.6 - W. Lee Nutter	☐	☐	☐

1.7 - Deborah S. Parker	☐	☐	☐	1.8 - Robert C. Skaggs, Jr.	☐	☐	☐	1.9 - Teresa A. Taylor	☐	☐	☐

1.10 - Richard L. Thompson	☐	☐	☐	1.11 - Carolyn Y. Woo	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
Proposal II -	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants.	☐	☐	☐	Proposal lIl -	To consider advisory approval of executive compensation.	☐	☐	☐
Proposal IV -	To consider a stockholder proposal regarding action by written consent.	☐	☐	☐	Proposal V -	To consider a stockholder proposal to establish a policy to end benchmarking CEO compensation.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

01LX0C

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2012 Annual Report to Stockholders are available at: http://ir.nisource.com/annuals.cfm.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — NiSource Inc.

This Proxy is Solicited on Behalf of the Board of Directors of NiSource Inc.

for its Annual Meeting of Stockholders, to be held on May 14, 2013.

The undersigned hereby appoints Robert C. Skaggs, Jr. and Stephen P. Smith, or either of them, the proxies of the undersigned, with all power of substitution, for and in the name of the undersigned to represent and vote the shares of common stock of the undersigned at the Annual Meeting of Stockholders of the Company, to be held at the InterContinental Chicago O’Hare, 5300 N. River Road, Rosemont, IL 60018, on Tuesday, May 14, 2013, at 10:00 a.m., local time, and at the adjournment or adjournments thereof.

Unless otherwise marked, this proxy will be voted: “FOR” the nominees listed in Proposal I, “FOR” ratification of the independent registered public accountants in Proposal II, “FOR” advisory approval of executive compensation in Proposal III, “AGAINST” the stockholder proposal regarding action by written consent and “AGAINST” the stockholder proposal to establish a policy to end benchmarking CEO compensation.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies previously given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, by voting by telephone or through the Internet, or by attending the Annual Meeting and voting in person.

PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET, OR BY MARKING, SIGNING, DATING AND MAILING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.